As filed with the Securities and Exchange Commission on December 6, 1999
                                                      Registration No. 333-90793

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO.1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             Nittany Financial Corp.
--------------------------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

        Pennsylvania                         6035                23-2925762
---------------------------------       -----------------   --------------------
(State or other jurisdiction            (Primary SIC No.)    (I.R.S. Employer
of incorporation or organization)                            identification No.)

           116 East College Avenue, State College, Pennsylvania 16801
                                 (814) 234-7320
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                        David Z. Richards, Jr., President
                             Nittany Financial Corp.
           116 East College Avenue, State College, Pennsylvania 16801
                                 (814) 234-7320
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Gregory J. Rubis, Esq.
                            Felicia C. Battista, Esq.
                            Malizia Spidi & Fisch, PC
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005
                                 (202) 434-4660
--------------------------------------------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[LOGO]

                                   PROSPECTUS

                      UP TO 200,000 SHARES OF COMMON STOCK
                                $11.00 PER SHARE


         Nittany Financial Corp. is offering to sell up to 200,000 shares of its common stock at $11.00 per share. Nittany intends to sell the shares through its directors and officers, who will use their best efforts to sell the shares. The offering is not underwritten and is not subject to the sale of any minimum number or dollar amount of shares. Our directors and executive officers plan to purchase approximately 60,000 shares in the offering.

          The common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." Since Nittany's common stock began trading on the Electronic Bulletin Board on October 23, 1998, the sales prices have generally ranged from $10.50 to $12.00 per share.

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION FUND OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    Proceeds, Before
                        Price to Public           Expenses, To Nittany
                        ---------------           --------------------
Per Share:                    $11.00                     $11.00
Total Maximum(1)          $2,200,000                   $2,200,000

----------------
(1) Although we are offering 200,000 shares, we have filed a registration statement covering 230,000 shares. If we find that demand for the shares at the offering price is sufficient, we may sell some or all of the additional 30,000 shares. If we sold all of the additional shares, gross proceeds to Nittany would increase by $330,000.

     We plan to keep the offering open for 60 days, but we may terminate it early or extend it. The offering will terminate no later than March 31, 2000. We will conduct sequential closings on approximately a bi-weekly basis. We intend to deliver certificates representing shares for accepted subscriptions within 10 days after each sequential closing.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 6, 1999.

------------------------------------------------------------------------------------------------------------------------------------
                     THE HISTORY OF NITTANY FINANCIAL CORP.
                                AND NITTANY BANK

July 1997           Chairman Samuel J. Malizia and President David Z. Richards meet to form Nittany Bank and
                    Nittany Financial Corp.
Fall 1997           Original Board of Directors is assembled and organizers create business plan for the Company.
December 10, 1997   Nittany Financial Corp. is incorporated as a Pennsylvania corporation.
January 1998        Organizers meet federal regulators to discuss formation of Nittany Bank as a wholly owned subsidiary of Nittany Financial Corp.
January-March 1998  Regulatory applications, business plans and the strategy of Nittany Bank is formed.
March 1998          Nittany Financial Corp. board of directors move forward with the formation and filings to organize Nittany Bank.  Original board of directors include Samuel J.  Malizia, Chairman;
                    David Z. Richards, President/Chief Executive Officer; William A. Jaffe, Secretary; D. Michael
                    Taylor and Donald J. Musso.
March 24, 1998      Agreement is signed with First Commonwealth Bank to assume the deposits and acquire certain assets of two Central Bank locations in State College.
April 7, 1998       Regulatory applications are filed for a federal charter, FDIC Insurance of Accounts and
                    Holding Company application.
May 1998            Preliminary stock prospectus is filed with the Securities and Exchange Commission (the "SEC").
July 30, 1998       SEC declares effective the final prospectus and the initial public stock offering of Nittany
                    Financial Corp. begins.
August 1998         Richard C. Barrickman and John E. Arrington join the Nittany Bank executive management team.
September 14, 1998  Conditional regulatory approvals are received for approval of the holding company, FDIC insurance and a federal banking charter.
October 23, 1998    Final closing of stock offering. Nittany Financial Corp. is capitalized with $5.7 million in capital.
October 23, 1998    Organizers close the purchase of both Central Bank offices.
October 26, 1998    Nittany Bank opens its doors as State College's hometown bank.  The slogan of "The Right Bank,
                    The Right Time" is adopted.
November 1998       Nittany Bank issues its first digitally imaged bank statement.  Customers can conveniently store all statements for a year in a Nittany Bank binder.
November 1998       24 Hour Telephone Banking, "The Nittany Line" is introduced for customers to access account information at any time.
December 31, 1998   Nittany Bank closes its first nine weeks of operation with assets in excess of $24 million.
January 1999        Remodeling is completed of both offices.
April/May, 1999     New ATM at College Avenue office; addition of drive-up ATM at North Atherton office.
May 1999            Nittany Asset Management, Inc. chartered as a subsidiary of Nittany to offer alternative securities investments to community.
June 1999           Nittany holds first meeting of Community Advisory Board of Directors to evaluate needs of the community and solicit comments.
August 1999         Nittany exceeds $40 million in assets.
November 1999       Nittany Asset Management, Inc. commences business operations.
December 1999       Nittany approaching $50 million in assets.

------------------------------------------------------------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                           Page


Prospectus Summary...........................................................1
Risk Factors.................................................................5
Use of Proceeds..............................................................8
Dilution.....................................................................9
Capitalization...............................................................9
Determination of Offering Price.............................................10
Trading History and Dividends...............................................10
How to Subscribe............................................................11
Management's Discussion and Analysis........................................13
Business....................................................................21
Regulation..................................................................35
Management..................................................................39
Description of Capital Stock................................................44
Legal Matters...............................................................46
Experts.....................................................................46
Available Information.......................................................47
Index to Financial Statements...............................................48
Financial Statements.......................................................F-1
Subscription Agreement.....................................................A-1


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OF NITTANY FINANCIAL CORP. MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NITTANY FINANCIAL CORP. SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED HEREIN.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Nittany Financial Corp. and the common stock being sold in this offering and our financial statements and the notes to the financial statements appearing elsewhere in this prospectus. References in this document to "we", "us", and"our" refer to Nittany Bank. In certain instances where appropriate, "we", "us", and "our" refer collectively to Nittany Financial Corp. and Nittany Bank. References in this document to "Nittany" refers to Nittany Financial Corp.

                             NITTANY FINANCIAL CORP.

         Nittany Financial Corp. is a holding company organized in 1997 for the purpose of establishing a de novo community bank in State College, Pennsylvania. Nittany Bank commenced operations as a wholly-owned FDIC-insured federal savings bank subsidiary of Nittany on October 26, 1998. Nittany has two operating subsidiaries:

          o Nittany Bank commenced banking operations in October 1998 as a federally-insured federal savings bank with two offices at 116 East College Avenue and 1296 North Atherton, State College, Pennsylvania.

          o Nittany Asset Management, Inc. was formed in May 1999 primarily to offer various types of investment products and services. This subsidiary is headquartered at 1276 North Atherton, State College, Pennsylvania and began operations in November 1999.

         Nittany Bank is a community-oriented federal savings bank, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in real estate and other loans. At October 31, 1999, we had consolidated total assets of $47,150,000, total deposits of $33,854,000, total loans of $25,225,000, and total equity of $4,368,000.

         Our principal executive office is located at 116 East College Avenue, State College, Pennsylvania 16801. Our telephone number is (814) 234-7320. We maintain a website at Any information on our website is not part of the offering.

                                  THE OFFERING

Shares of common stock offered .................     200,000 shares(1)

Offering Price .................................     $11.00 per share

Shares of common stock outstanding at
   September 30, 1999 ..........................     577,436 shares

Shares of common stock to be outstanding
   after the offering ..........................     777,436 (maximum) shares(1)

---------------
(1) These figures do not include any of the additional 30,000 shares that we have registered and may issue. See the footnote on the cover page of this prospectus. These figures also do not include 82,500 shares issuable upon exercise of outstanding stock options with an exercise price of $10 per share and 4,115 shares available for options which have not been granted under our stock option plan as of September 30, 1999.

Purchase guidelines................     Through  December 31,  1999,  the common
                                        stock will be  offered in the  following
                                        priorities.  Shareholders as of the date
                                        of this  prospectus  have first priority
                                        to purchase shares in the offering.  Our
                                        directors and executive officers plan to
                                        purchase  approximately 60,000 shares in
                                        the  offering  and  reserve the right to
                                        increase  or  decrease   the  number  of
                                        shares to be purchased. Remaining shares
                                        will then be offered to deposit  holders
                                        and  borrowers  of  Nittany  Bank.   Any
                                        remaining  shares will be offered to the
                                        general  public,  with a  preference  to
                                        persons  residing  in the State  College
                                        area.   After  December  31,  1999,  any
                                        remaining shares will be sold in the order subscriptions are received. See page 12.


Use of proceeds....................     We intend to use the proceeds  primarily
                                        to  capitalize  Nittany  Bank,  which in
                                        turn  will  use  such  proceeds  to fund
                                        loans, to improve  profitability and for
                                        possible   expansion  of  an  additional
                                        branch office. See page 8.


Electronic bulletin board symbol...     NTNY

Minimum subscription...............     200 shares (2)

Maximum subscription...............     10,000 shares (2)

Minimum to be sold in the offering.     No minimum

Plan of Distribution...............     Nittany  plans to offer shares of common
                                        stock,    through   its   officers   and
                                        directors,  to shareholders,  customers,
                                        persons  and  businesses  in  the  State
                                        College   area  and   elsewhere  in  the
                                        Commonwealth  of  Pennsylvania.  Nittany
                                        may, in its sole  discretion,  accept or
                                        reject any subscription,  in whole or in
                                        part.  Funds  received by Nittany from a
                                        subscriber  will be available to Nittany
                                        upon the acceptance of the subscription.
                                        We intend to conduct  the first  closing
                                        on  or  about   December  31,  1999  and
                                        subsequent    sequential   closings   on
                                        approximately a bi-weekly basis. Between
                                        closings,  all funds will be placed in a
                                        deposit  at  Nittany  Bank.  If  Nittany
                                        elects not to accept a subscription, all
                                        funds received from the subscriber  will
                                        be  returned  within 10  business  days,
                                        without   interest.   See  pages  11-12.


--------------------
2) The minimum and maximum subscription may be waived on a case-by-case basis by the Board of Directors. In addition, the total number of shares that any person may purchase, when added to his existing ownership, may not equal or exceed 10% of the shares outstanding at the completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes to those financial statements elsewhere in this prospectus. Financial information for the 1999 unaudited periods and the year ended 1998 represents the consolidated financial operations and condition of Nittany Financial Corp. Financial information for 1997 represents the financial operations and condition of Nittany prior to the formation of Nittany Bank. Nittany Bank commenced operations on October 26, 1998. The following tables for the years 1997 through 1998 are calculated from our audited consolidated financial statements, which are elsewhere in this prospectus.

                                                                             At and for the Year
                                            At And For The                   Ended December 31,
                                    --------------------------------------   --------------------
                                    One Month Ended     Nine months ended
                                    October 31, 1999    September 30, 1999      1998     1997
                                    ----------------    ------------------   --------   --------
                                                 (Unaudited)
                                    --------------------------------------
                                                            (Dollars in Thousands)
Income Statement Data:

Total interest and dividend
    income ......................        $   267            $ 1,625         $   187     $    --
Total interest expense ..........            160                965              95          --
                                         -------            -------         -------     -------
Net interest income .............            107                660              92          --
                                         -------            -------         -------     -------
Provision for loan losses .......             12                 60             100          --
Net interest income after
provision for loan losses .......             95                600              (8)         --
                                         -------            -------         -------     -------
Total non-interest income .......             17                116              13          --
Total non-interest expenses .....            106                959             505          26
                                         -------            -------         -------     -------
Net income (loss) before
   income taxes .................              6               (243)            500)         26
Income taxes ....................             --                 --              --          --
                                         -------            -------         -------     -------
Net income (loss) ...............        $     6            $  (243)           $(50     $   (26)
                                         =======            =======         =======     =======

                                                                                               At or For the Year
                                                                At And For The                 Ended December 31,
                                                     ------------------------------------  --------------------------
                                                      One Month Ended   Nine Months Ended
                                                     October 31, 1999   September 30, 1999       1998       1997 (1)
                                                     ----------------   ------------------       -----      --------
                                                                 (Unaudited)
                                                     -------------------------------------
                                                             (Dollars in Thousands, Except per Share Amounts)
      Balance Sheet Data:
        Total assets                                       $47,150             $46,602           $24,791       $ 99
        Total deposits                                      33,854              33,261            13,992          -
        Investment securities                               17,651              17,825            13,151          -
        Loans receivable, net                               25,063              23,749             4,424          -
        Intangible assets                                      897                 901               942          -
        Borrowings                                           8,610               8,600             5,000          -
        Total stockholders' equity                           4,368               4,475             5,154        (26)
        Total stockholders' equity prior to unrealized
            loss on securities available for sale            4,947               4,941             5,184        (26)
      Per Share  Data:
         Net income (loss) - basic                           $ .01             $ (.42)           $(3.62)        N/A
         Net income (loss) -  diluted                          .01               (.42)               N/A        N/A
         Book value (end of period)(4)                        7.56                7.75              8.93        N/A
         Weighted average number of
            shares outstanding -- basic                    577,436             577,436           138,049        N/A
         Weighted average number of
            shares outstanding -- diluted                  577,436             577,436               N/A        N/A
      Selected Performance Ratios:
         Return on average assets(2)                           .15%               (.93)%           (2.55)%      N/A
         Return on average equity(2)                          1.61               (6.73)            (9.21)       N/A
         Net interest margin(3)                               2.64                2.65              2.49        N/A
         Average net loans as a percentage of
            average deposits                                 73.02               64.73             13.45        N/A
         Average total shareholders'  equity as a
            percentage of average total assets                9.51               13.75             27.70        N/A
      Selected Asset Quality Ratios:
         Non-performing loans charge-offs to
            average loans                                       --%                 --%              .06%       N/A
         Allowance for loan losses to total loans              .64%                .66%             2.18%       N/A
      Capital Ratios:
         Tangible capital                                     8.60%               8.75%            18.72%       N/A
         Core capital                                        11.94%              12.44%            31.58%       N/A
         Total risk-based capital                            12.42%              12.93%            32.32%       N/A

--------------------
N/A - Not Applicable
(1)  At or for the three month period ended December 31, 1997.
(2)  Ratios are computed using annualized income for the periods.
(3) Ratios are computed using annualized interest income and expense for the periods.
(4) Book value per share, excluding unrealized loss on securities available for sale was $8.57, $8.57 and $8.98, respectively.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THE OFFERING

         The Offering Price Does Not Necessarily Represent Current Market Value. Since the issuance of the common stock by Nittany on October 23, 1998, trades have generally occurred between $10.50 to $11.75 per share. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Nittany's common stock will trade following the offering. No underwriter assisted us in determining the offering price.

         You Will Suffer Immediate Dilution. The offering price per share exceeds Nittany's book value per share, which is shareholders' equity divided by the number of outstanding shares. Based upon the offering price and the book value per share as of September 30, 1999, the sale of the common stock in the offering will result in an immediate dilution of $2.50 per share for new shareholders if we sell all of the 200,000 shares offered. See page 9.

         We Have Not Engaged an Underwriter And May Not Sell All of The Shares Offered. The offering is not underwritten, so we can provide no assurance that we will sell all or any of the shares offered. We may sell any number of shares in the offering without any minimum. We may terminate the offering after accepting subscriptions for any number of shares less than the maximum. Once you submit a subscription, we can hold your subscription funds in an non-interest bearing account and accept or reject your subscription for any reason or no reason. Our directors and officers have only limited experience in conducting an offering of common stock.

RISKS RELATED TO OUR BUSINESS

         Our Certificate of Incorporation and Bylaws Contain Certain Provisions Which May Discourage Non-Negotiated Takeover Attempts and May Limit Your Voting Power. Certain provisions included in our certificate of incorporation and bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. These provisions, which include restrictions on stockholders' ability to call special meetings, require an 80% vote for certain business combinations and amendments to our certificate of incorporation and bylaws and do not permit cumulative voting in the election of directors, may discourage non-negotiated takeover attempts. These provisions also tend to perpetuate management. You may determine that these provisions are not in your best interest in as much as they may substantially limit your voting power. See pages 45 to 46.

         Future Changes in Interest Rates May Reduce Our Profits. Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between (1) the interest income we earn on interest-earning assets, such as mortgage loans and investment securities and (2) the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         If more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining, then our net interest income may be reduced. If more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising, then our net interest income may be reduced. At September 30, 1999, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within one year by $20.6 million. As a result, the yield on our interest-earning assets will adjust to changes in interest rates at a slower rate than the cost of our interest-bearing liabilities, thereby reducing our net income.

         As a result of the increase in general market interest rates during the past several months at September 30, 1999, the market value of our portfolio of investment securities available for sale has decreased $435,000 from December 31,1998, which for financial reporting purposes caused our stockholders' equity to decrease by this amount, or approximately $.75 per share. This decrease in market value is considered temporary in nature and does not affect our net income or regulatory capital requirements.

         Fluctuations in interest rates are not predictable or controllable. We have attempted to structure our asset and liability management strategies to mitigate the impact of changes in market interest rates on our net interest income. However, there can be no assurance that we will be able to manage interest rate risk so as to avoid significant adverse effects in our net interest income.

         Our Lending Business Is Geographically Concentrated. Our loan portfolio consists almost entirely of loans to persons and businesses located in Pennsylvania and, in particular, Centre County. The collateral for many of our loans consists of real and personal property located in the same county. This lack of geographic diversification in the loan portfolios could have a material adverse effect on our financial condition and results of operation if a cyclical downturn or natural disaster affected the local economy.

         The Lending Business Has Inherent Risks. Nittany Bank is engaged primarily in real estate mortgage lending and consumer lending. The risk of nonpayment of loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond our control, including local and general economic and market conditions. A substantial portion of our loans are secured by real estate. These same factors may adversely affect the value of real estate collateral. We maintain an allowance for loan losses and periodically make additional provisions to the allowance to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of these provisions are only estimates based on our judgment, and we can provide no assurance that actual losses incurred will not exceed the amount of the allowance or require substantial additional provisions to the allowance.

         We Have a Short Operating History. At September 30, 1999, Nittany Bank has been operating for less than a full year. We cannot assure you that we will continue to increase in asset size at the rate we have grown since inception on October 26, 1998, or that results of future operations can be predicted. New banks typically operate at a loss for more than one year.

         We Do Not Currently Pay Cash Dividends. Our ability to pay cash dividends in the future will depend on our profitability, growth, capital needs and compliance with regulatory capital requirements. The Board of Directors currently intends to retain earnings, if any, to support growth and has no intention of paying cash dividends in the foreseeable future. We cannot assure you as to when or whether we will pay a cash dividend or the amount of the dividend.

         We Face Strong Competition. Competition may have an adverse effect on us. In Centre County, Pennsylvania, large regional financial institutions headquartered outside of the area dominate the banking industry. These large regional financial institutions have greater resources for marketing, development of services and products than we have, and they may enjoy greater economies of scale.

         We Are Subject to Extensive Government Regulation Which Could Affect Our Operations. Because Nittany Bank is a de novo bank, we must maintain a ratio of Tier I capital to average assets of at least 8% for a period of three years. If we do not maintain such a ratio, our operations could be significantly curtailed by our regulators. At October 31, 1999, Nittany Bank's Tier I capital to average assets was 8.60%.

         Our operations are also subject to extensive state and federal regulation, supervision and legislation. From time to time, legislators enact laws which have the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. These regulations are intended primarily for the protection of depositors and consumers, rather than for the benefit of shareholders. On November 12, 1999, President Clinton signed into law legislation that repealed the current statutory restrictions on affiliations between commercial banks, insurance companies and securities firms and changed other significant banking laws. We cannot predict the impact these changes might have on us. See page 36.

         The Amount of Common Stock Held by Our Executive Officers and Directors Gives Them Significant Influence over the Election of Our Board of Directors and Other Matters That Require Stockholder Approval. A total of approximately 248,000 shares of our common stock (including vested stock option), or 30% of the common stock outstanding (assuming 200,000 shares are sold in this offering resulting in 777,436 shares outstanding), is expected to be beneficially owned by our directors and executive officers following this offering. Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring stockholder approval, including the adoption of proposals made by stockholders. See page 43.

         Our Stock Price May Fluctuate Significantly. In recent years the stock market in general and the market for shares of small capitalization stocks in particular have experienced significant price fluctuations, which have often been unrelated to the operating performance of affected companies. These fluctuations could have a material adverse effect on the market price of our common stock.

         An underwriter is permitted to take certain steps to limit the volatility of a stock's market price after completion of an offering. Without an underwriter, we will have little or no control over the volatility of the market price for our common stock after the offering.

         The Year 2000 Problem Could Disrupt Our Business. The inability of computers, software, and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the year 2000 compliance issue. As the year 2000 approaches, these systems may be unable to process accurately particular date-based information.

         Our vendors have provided appropriate assurances with regard to these issues, and we are confident that Nittany has internally taken the steps necessary to be year 2000 compliant. However, there can be no guarantee that these assurances will prove to be accurate, or that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. We have assessed the credit risk related to our borrowers' year 2000 compliance progress and have integrated a year 2000 compliance element into our credit approval process.

         The costs of, and the date on which we plan to complete the year 2000 modification and testing process, are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of particular resources, third-party modification plans, and other factors. However, we can provide no assurance that our actual results will be consistent with these estimates.

                                 USE OF PROCEEDS

         If we sell all of the shares offered, gross proceeds will be $2,200,000. We estimate expenses of the offering at approximately $70,000, leaving maximum net proceeds of $2,130,000. If we sell less than all of the shares offered, proceeds will be lower. The offering is not subject to the sale of any minimum number or dollar amount of shares.

         Nittany intends to retain all funds received in the offering and to invest most of the capital in Nittany Bank. A small portion of the proceeds (up to $100,000) may be invested in Nittany Asset Management, Inc., for marketing and general operating expenses. The funds will be used to improve Nittany Bank's profitability and to increase its total regulatory capital and equity to expand lending in its primary market area. The funds may also be used to expand Nittany Bank's current operations through the opening of additional branch offices in the State College market area. At this time we have no definitive plans to open any additional branch offices.

         Proceeds retained by Nittany will initially be invested in government securities or other permitted investments and ultimately used in the discretion of the Board of Directors. If we sell any of the additional shares that we have registered (see the footnote on the cover page of this prospectus), Nittany Bank is also expected to receive most of those proceeds as well. We cannot assure you that we will succeed in selling all or any portion of the shares being offered.

                                    DILUTION

         At September 30, 1999, the stockholders' equity, or net book value, of Nittany was $4,475,000, or $7.75 per share. Excluding the unrealized loss on securities available for sale at September 30, 1999, stockholders' equity, or net book value, was $4,941,000, or $8.57 per share. Net book value per share represents Nittany's total assets less total liabilities divided by the total number of shares of common stock outstanding, exclusive of currently exercisable options.

         Net book value dilution per share represents the difference between the amount per share paid by the purchasers of common stock in the offering and the pro forma net book value per share of common stock immediately after the completion of the offering. After giving effect to the sale by Nittany of the 200,000 shares of common stock offered in this prospectus at the public offering price of $11.00 per share and receipt by Nittany of the net proceeds, the pro forma net book value of Nittany at September 30, 1999, would have been a maximum of approximately $6,605,000 ($8.50 per share). This represents an immediate decrease in book value per share of $2.50 per share to purchasers of shares in the offering, as illustrated by the following:

DILUTION IN NET BOOK VALUE PER SHARE TO NEW SHAREHOLDERS

                                                                              Assuming 200,000 New
                                                                             Shares in the Offering
                                                                             ----------------------
Public offering price per share ......................................             $   11.00
Net book value per share at September 30, 1999 .......................                  7.75
Increase per share attributable to new shareholders in the offering
                                                                                         .75
Pro forma net book value per share after the offering ................                  8.50
Dilution in net book value per share to new shareholders .............                  2.50

                                 CAPITALIZATION

         The following table sets forth the capitalization and capital ratios of Nittany at September 30, 1999, and as adjusted to give pro forma effect to the offering assuming sale of the 200,000 shares offered hereby:

                                                                  At September 30, 1999
                                                                            As Adjusted
                                                                   Actual  for the Offering
                                                                   ------  ----------------
                                                                  (Dollars in Thousands)
Preferred stock, 5,000,000 shares authorized; none outstanding .   $    --     $    --
Common stock, $.10 par value, 10,000,000 shares authorized;
   shares outstanding: 577,436 at September 30, 1999 and
   777,436 as adjusted .........................................        58          78
Additional paid-in capital .....................................     5,652       7,762
Retained deficit ...............................................      (769)       (769)
                                                                   -------     -------
Stockholders' equity before accumulated other comprehensive loss     4,941       7,071
Accumulated other comprehensive loss(1) ........................      (466)       (466)
                                                                   -------     -------
Total stockholders' equity .....................................   $ 4,475     $ 6,605
                                                                   =======     =======

(1)  Represents unrealized loss on securities available for sale.

Capital Ratios:
   Tangible capital ............................................      8.75%      12.78%
   Core capital ................................................     12.44%      19.00%
   Total risk-based control ....................................     12.93%      19.49%

         The table above assumes that Nittany will immediately pay estimated expenses of $70,000 and invest net proceeds in U.S. Treasury securities with a 0% risk factor for regulatory capital purposes. The table above does not reflect shares of common stock that would be issued upon exercise of outstanding stock options. The table also does not reflect the additional 30,000 shares that we have registered and may sell as described in the footnote on the cover page of this prospectus.

                         DETERMINATION OF OFFERING PRICE

         The Board of Directors of Nittany determined the offering price for the shares of common stock offered after considering several factors, including recent trading prices of the common stock, book value per share, earnings per share, historical results of operations, assessment of our management and financial condition and market activity of stock for other financial institutions. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which the common stock will trade following the offering. Because the offering is expected to take place over a period of 60 days and as long as 120 days, the market price for the common stock could vary during the offering.

                          TRADING HISTORY AND DIVIDENDS

Trading History

         Nittany's common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." E.E. Powell & Co., Inc., Ryan Beck & Co., and Hopper Soliday & Co. have acted as market makers for the common stock. These market makers have no obligation to make a market for Nittany's common stock, and they may discontinue making a market at any time.

         The information in the following table indicates the high and low closing prices for the common stock, based upon information provided by the market makers. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by shareholders or through other dealers who are not market makers.

                                                           High       Low
                                                           ----       ---
1999
----
Fourth Quarter (through November 30, 1999) ...........     11.00     10.00
Third Quarter ........................................     11.75     10.50
Second Quarter .......................................     11.75     10.38
First Quarter ........................................     11.25     10.38

1998
----
Fourth Quarter .......................................     12.00     10.50
Third Quarter (October 23, 1999 - October 26, 1999)...     10.00     10.00

         On September 30, 1999, the last reported sale price of the common stock on the Electronic Bulletin Board was $11.00 per share. As of September 30, 1999, Nittany had approximately 440 shareholders.

Dividend Policy and History

         Nittany currently has no intention of paying cash dividends in the foreseeable future. Payment of cash dividends is conditioned on earnings, financial condition, cash needs, the discretion of the Board of Directors and compliance with regulatory requirements. Nittany's ability to pay dividends to stockholders is dependent upon the dividends it receives from Nittany Bank. Nittany Bank may not declare or pay a cash dividend on any of its stock if the effect of such payment would cause its regulatory capital to be reduced below the regulatory requirements imposed by the OTS. See pages 37-38.

                                HOW TO SUBSCRIBE

General

         To invest, you must purchase at least 200 shares for a minimum investment of $2,200 (unless waived on a case-by-case basis by the Board of Directors). Once you submit a completed subscription to us, you may not withdraw it. We reserve the right to accept individual subscriptions for fewer than 200 shares in our discretion. The offering is not underwritten and is not conditioned on the sale of any minimum number of shares. Our directors and executive officers intend to purchase approximately 60,000 shares in the offering. However, they reserve the right to increase or decrease the number of shares they plan to purchase.

         Only the directors and officers of Nittany and its subsidiaries have the authority to solicit subscriptions for shares. Our directors and officers intend to solicit by means of personal and telephone contact with prospective subscribers and by direct mailing of the prospectus. We may reimburse our directors and officers for their reasonable expenses, if any, incurred in connection with the selling of shares.

Purchase Guidelines

         In connection with this offering, through December 31, 1999, Nittany has generally established the following guidelines.

          1. Stockholders of record as of the date of this prospectus will be given the first opportunity to purchase stock. In the event of an oversubscription by current stockholders, the stock will be allocated pro-ratably in proportion to their current ownership in Nittany.

          2. Customers of Nittany as of the date of this Prospectus will be given the second opportunity to purchase stock. In the event of an oversubscription by customers, orders will be filled in the order they are received.

          3. Any remaining shares will be offered to the general public, with a preference given to natural persons residing in the State College area.

          4. After December 31, 1999, any remaining shares will generally be sold in the order subscriptions are received.

         Notwithstanding the above guidelines, Nittany reserves the right to reject any order in part or in whole.

Restrictions

         Only persons who have received a copy of this prospectus may subscribe. No investor may purchase, directly or indirectly, shares which together with any shares previously held by the investor equal or exceed 10% of the Nittany common stock to be outstanding immediately following completion of the offering. In addition, except with our consent, no investor may purchase in the offering, directly or indirectly, more than 10,000 shares of our common stock in the offering.

Application for Common Stock

         The prospectus includes Appendix A, the Stock Subscription Application, and is accompanied by a Stock Subscription Application. You may subscribe to purchase shares by mailing or delivering to us:

          o    a completed and signed application; and
          o a check payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp." in the amount of the purchase price.

         We can accept or reject applications in whole or in part for any reason. We will notify you in writing whether we have accepted your application within ten business days after receipt of your application. If we reject your application in whole or in part, we will return your unaccepted funds.

         We will deposit all subscription funds in a non-interest-bearing impound account at Nittany Bank. Any funds in the impound account are insured by the FDIC up to a maximum of $100,000 per purchaser; however, our common stock is not insured by the FDIC or any other agency.

         The first closing is expected to occur on or about December 31, 1999. Thereafter, on approximately a bi-weekly basis, we will conduct a closing at our premises. At each closing, at our request Nittany Bank will release to us funds in the impound account attributable to accepted applications. Within 10 business days after each closing, we will mail to each of you whose application we have accepted a stock certificate, registered in your name or as directed by you, for the shares you have purchased.

         We plan to keep the offering open for 60 days, but we may terminate it early or extend it until March 31, 2000. If for any reason we terminate the offering without accepting any applications, we will send to each of you who has submitted an application a written notice and a refund of the amount you submitted on those funds while on deposit in the impound account.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         Nittany `s wholly owned subsidiary, Nittany Bank, commenced operations as of October 26, 1998, and its activities have primarily consisted of offering deposits, originating loans and servicing the deposits and loans acquired from First Commonwealth Bank (the "Branch Acquisitions"). Prior to October 26, 1998, our primary activities centered on the formation of Nittany Bank.

         On May 24, 1999,  Nittany Asset  Management,  Inc.  ("Asset  Management
Company") was formed and incorporated as a Pennsylvania corporation. Asset Management Company is a wholly owned subsidiary of Nittany and was formed for the purpose of offering alternative investment products and investment management services to prospective customers. On August 3, 1999, $10,000 in capital was raised through the issuance of common stock to Nittany, its sole shareholder. Asset Management Company began service operations in the fourth quarter of 1999.

         The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the a de novo bank, the ability to control costs and expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Asset/Liability Management

         Our earnings are primarily dependent on our net interest income. Net interest income is affected by (1) the amount of interest-earning assets and interest-bearing liabilities, (2) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (3) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities. To measure the relationship of interest-earning assets and interest-bearing liabilities and their impact on our net interest income, we maintain an asset/liability management program.

         One of the principal functions of our asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of this program is to manage the relationship between interest-earning assets and interest-bearing liabilities to minimize the fluctuations in the net interest spread and achieve consistent growth in net interest income during periods of changing interest rates. We evaluate various interest rate analysis scenarios based upon various assumptions.

         Interest rate sensitivity is the relationship of differences in the amounts and repricing dates of interest-earning assets and interest-bearing liabilities. These differences, or interest rate repricing "gap," provide an indication to the extent to which net interest income could be affected by changes in interest rates. During a period of rising interest rates, a positive gap (when interest-earning assets are greater than interest-bearing liabilities) is desirable. A falling interest rate environment would favor a negative gap position (when interest-earning assets are less than interest-bearing liabilities). However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, our gap position is an indicator of our interest rate risk position but does not necessarily predict the impact on our net interest income given a change in interest rate levels.

         The following table sets forth our gap position for September 30, 1999, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities.

                                                    Less than       1-5      Over
                                                     1 year         year    5 Years     Total
                                                    ---------  ----------   --------  ---------
                                                                  (Dollars in Thousands)
Interest-earning assets:
  Loans receivable ............................     $  3,374    $  1,365    $ 19,166   $ 23,905
  Investment securities .......................        6,979       2,051       8,825     17,855
  Interest bearing deposits with other banks...        3,279        --          --        3,279
                                                    --------    --------    --------   --------
  Total interest-earning assets ...............     $ 13,632    $  3,416    $ 27,991   $ 45,039
                                                    --------    --------    --------   --------

Interest-bearing liabilities
  NOW accounts ................................     $  4,819    $   --      $   --     $  4,819
  Money market accounts .......................       14,036        --          --       14,036
  Savings accounts ............................        1,451        --          --        1,451
  Certificates of deposit .....................        5,953       3,869         565     10,387
  FHLB advances ...............................        8,000         600        --        8,600
                                                    --------    --------    --------   --------
  Total interest-bearing liabilities ..........     $ 34,259    $  4,469    $    565   $ 39,293
                                                    --------    --------    --------   --------

Excess interest-earning
  assets (liabilities) ........................     $(20,627)   $ (1,053)   $ 27,426
                                                    ========    ========    ========
Cumulative interest-earning assets ............     $ 13,632    $ 17,048    $ 45,039
Cumulative interest-bearing liabilities........       34,259      38,728      39,293
                                                    --------    --------    --------
Cumulative gap ................................     $(20,627)   $(21,680)   $  5,746
                                                    ========    ========    ========
Cumulative interest rate
  sensitivity ratio (1) .......................         (.40)       (.44)       1.15
                                                    ========    ========    ========

--------------
(1) Cumulative interest-earning assets divided by cumulative interest-bearing liabilities.

        Average balances are derived from daily averages calculated for the nine months ended September 30, 1999 and for the period of October 26, 1998 to December 31, 1998.

                                                     For the Nine Months Ended September 30,   For the Period Ended December 31,
                                                     ---------------------------------------   ---------------------------------
                                                                      1999                                1998
                                                     ---------------------------------------   ---------------------------------
                                                       Average                   Average       Average                Average
                                                       Balance    Interest(1)  Yield/Cost(4)   Balance Interest(1) Yield/Cost(4)
                                                       -------    -----------  -------------   ------- ----------- -------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
  Loans receivable.............................        $14,068     $  816          7.73%       $ 1,676    $ 25        9.03%
  Investments securities.......................         16,436        729          5.91%         6,734      61        5.42%
  Interest-bearing deposits with other banks...          2,760         80          3.91%        10,408     100        4.98%
                                                        ------      -----                       ------     ---
Total interest-earning assets..................         33,264      1,625          6.52%        18,818     186        5.50%
                                                                    -----                                  ---
Noninterest-earning assets.....................          1,859                                     874
Allowance for loan losses......................           (107)                                    (97)
                                                        ------                                  -----
Total assets...................................        $35,016                                 $19,595
                                                       =======                                 =======
Interest-bearing liabilities:
  Interest-bearing demand deposits.............         $2,975         44          1.96%        $2,064       6        1.64%
  Money market deposits........................         10,738        393          4.88%         3,395      28        4.96%
  Savings deposits.............................          1,297         32          3.31%         1,521       9        3.47%
  Certificates of deposit......................          6,560        255          5.19%         4,763      46        5.77%
  Advances from FHLB...........................          6,835        241          4.69%           832       6        4.39%
                                                        ------      -----                       ------    ----
Total interest-bearing liabilities.............        $28,405        965          4.53%       $12,575      95        4.50%
                                                       -------      -----                       ------    ----
Noninterest-bearing liabilities
  Demand deposits..............................         $1,577                                   $ 779
  Other liabilities............................            219                                     814
Stockholders' equity...........................          4,815                                   5,427
                                                         -----                                   -----
Total liabilities and stockholders' equity.....        $35,016                                 $19,595
                                                       =======                                 =======
Net interest income............................                    $  660                                 $ 91
                                                                   ======                                 ====
Interest rate spread (2).......................                                    1.99%                              1.00%
Net yield on interest-earning assets(3)........                                    2.65%                              2.49%
Ratio of average interest-earning assets to
 average interest-bearing liabilities..........                                  117.11%                            149.65%

----------------
(1) Interest income and expense are for the period that banking operations were in effect.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4) Average yields are computed using annualized interest income and expense for the periods.

Comparison of Financial Condition

         We continued to experience strong growth during the nine-month period ended September 30, 1999 with total assets increasing 88.0% to $46,602,000 from $24,791,000 at December 31, 1998. This growth was stimulated primarily by an increase in loans, net of allowance for loan losses, of $19,325,000, and was funded through growth in various deposit products totaling $19,268,000 and additional Advances from the Federal Home Loan Bank of $3,600,000.

         At the period ended September 30, 1999, total cash and cash equivalents totaled $3,619,000 as compared to $5,929,000 at December 31, 1998. Management maintains a level of cash equivalents which is desirable for meeting the normal cash flow requirements of its customers for the funding of loans and repayment of deposits.

         Investment securities increased $4,704,000 or 35.8% to $17,855,000 at September 30, 1999 from $13,151,000 at December 31, 1998. The growth within the investment portfolio was primarily structured toward mortgage-backed securities with varying maturities between six and twenty-four years. Of the $4,678,000 in mortgage-backed securities growth, management has classified $1,711,000 as held to maturity securities.

         Net loan receivables increased from $4,424,000 at December 31, 1998 to $23,749,000 at September 30, 1999. Of this increase, approximately 93.2% or $18,064,000 was comprised of loans secured by various forms of real estate. The real estate lending growth included $11,174,000 in one-to-four family mortgages and $4,475,000 in commercial real estate. Additionally, $2,415,000 was added during the period in home equity and construction mortgages. Such increases primarily reflected the economic health of our market area and the strategic, service-oriented marketing approach taken by management to meet the lending needs of the area. As of September 30, 1999, we had outstanding loan funding commitments of approximately $2.9 million.

         At September 30, 1999, our allowance for loan losses increased approximately $59,000, to $158,000 from $99,000 at December 31, 1998, due to the overall increase in the loan portfolio. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses of other financial institutions in our market area, the impact of economic conditions on borrowers and other relevant factors that may come to the attention of management. Although we maintain our allowance for loan losses at a level that we consider to be adequate to provide for the inherent risk of loss in our loan portfolio, there can be no assurance that future losses will not be required in future periods.

         Deposits increased $19,269,000 or 137.7% to $33,261,000 at September 30, 1999 compared to $13,992,000 at December 31, 1998. The growth was spread among three primary sources: money market accounts of $8,626,000, time deposits of $5,998,000 and demand deposits $4,462,000. Such growth resulted primarily from the marketing efforts of promoting the opening of a new community bank in the State College Area.

         Advances from the Federal Home Loan Bank increased $3,600,000 to $8,600,000 at September 30, 1999 compared to $5,000,000 at December 31, 1998.
Management applied approximately $3,000,000 of this increase in borrowed funds to purchase investment securities. The positive spreads between the earnings on investments purchased and the related expenses incurred on borrowed funds will provide an additional source of income. Of the $8,600,000 of advances from the Federal Home Loan Bank, approximately $8,000,000 is due to mature or reprice within the next year and are comprised of LIBOR-based floating rate credit arrangements. During the third quarter of 1999, $517,000 of the deposit growth was used to pay down borrowed funds comprised almost exclusively of Federal Home Loan Bank advances.

         At September 30, 1999, accumulated other comprehensive loss increased $435,000, to a loss of $466,000 from a loss of $31,000 at December 31, 1998. The increase in loss resulted from the fluctuation in market value of our investment in available for sale securities. See Note 3 to the unaudited consolidated financial statements. Because of interest rate volatility, accumulated other comprehensive loss and stockholders' equity could materially fluctuate for each interim period and year-end period. The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect our net income until the securities are sold. We plan to hold these securities until maturity or until the market values of these securities increase. Accordingly, we do not expect, though there is no assurance, that our investment in these securities will affect net income in future periods.

Results of Operations

         Net interest income for the three and nine months ended September 30, 1999 was $283,000 and $660,000, respectively. The interest rate spread for the three and nine month periods ended September 30, 1999 was 2.07% and 1.99%, respectively. Despite a slight increase in general interest rate levels during the period, both interest income and expense were driven by increases in average balances of interest-earning assets and interest-bearing liabilities. Of the $22,966,000 and $23,545,000 increase in average interest-earning assets and interest-bearing liabilities, respectively, during the three month period ended September 30, 1999, $19,357,000 and $15,745,000, were primarily the result of loan and deposit growth, respectively. In comparison, loan and deposit growth during the nine month period ended September 30, 1999 of $12,392,000 and
$9,826,000, respectively, were the primary factors accounting for the $14,446,000 and $15,829,000 increase in average interest-earnings assets and interest-bearing liabilities, respectively. As noted previously, this growth is a response to the overall economic health of our market area, and the strategic, service-oriented marketing approach taken by management to meet the both the lending and deposit needs of the area.

         Non-interest income for the three and nine month periods ending September 30, 1999 was $46,000 and $115,000, respectively. Non-interest income items are primarily comprised of normal service charges and fees on deposits, along with fee income derived from ATM surcharges. Such amounts have progressively increased during each quarter of 1999 as the number of deposit accounts and volume of related transactions have increased.

         Non-interest expense for the three and nine month periods ending September 30, 1999 was $359,000 and $959,000, respectively. Non-interest expenses are comprised primarily of employee compensation and benefits, occupancy and equipment, data processing, and other non-interest expenses. These costs are the result of operating a larger organization, including the necessary investments in skilled employees, facilities and technology; as well as contracting the services of a third party processor for check and deposit activity and transaction processing costs related to the two ATM's. Included in other non-interest expense for the three and nine months ended September 30, 1999, is a non-recurring charge of $41,000. This expense was incurred in connection with settlement activities of accounts subsequent to the purchase of deposits in the Branch Acquisitions.

Liquidity and Capital Resources

         Management monitors both Nittany's and Nittany Bank's Total risk-based, Tier I risk-based and Tier I leverage capital ratios in order to assess compliance with regulatory guidelines. At September 30, 1999, we exceeded our minimum risk-based and leverage capital ratio requirements. Nittany and Nittany Bank's Total risk-based, Tier I risk-based and Tier I leverage ratios were 12.9%, 12.4%, 8.7% at September 30, 1999.

Year 2000 Readiness

         The year 2000 problem is associated with the inability of some computer programs to distinguish between the year 1900 and the year 2000 because of software programs that were written with a two digit year field instead of a four digit field. If not correctly programmed or rewritten, some computer applications could fail to operate or may create erroneous results when the year changes to 2000 or other key dates in the first quarter of the year 2000. This could cause entire system failures, miscalculations and disruptions of normal business operations. As the banking industry is heavily dependent on computer systems, the effect of this problem could be the temporary inability to process transactions, generate statements and billings or engage in normal day to day business activities. The extent of the potential impact of this problem is not known and if not corrected in a timely manner, could affect the global economy.

         Management and the Board of Directors has viewed the year 2000 initiative as a high priority of the Company and considers itself adequately prepared for the date change. We continue to aggressively pursue appropriate solutions and assurances with regard to compliance of all potentially affected applications by the year 2000. The five phases of awareness, assessment, renovation, validation and implementation have been completed by September 30, 1999.

         Late in 1998, we organized a Y2K Readiness Committee comprised of senior managers of the bank along with various key personnel in all departments. Working through the various stages of Y2K compliance did not adversely affect our business plan for 1999 or delay any planned technology projects. It has not been necessary for us to hire any external consultants.

         During the awareness phase, we provided the Board of Directors with monthly updates and received input from our board members. The process of gathering and sharing information included customers, employees and management. The process was directed by an internal employee assigned the responsibility for coordination in conjunction with a year 2000 team comprised of employees at all levels of Nittany Bank. Brochures, mailings and statements stuffers were used to keep customers abreast of the issues related to the year 2000. During the fourth quarter, we will continue to work with customers to prepare and inform them of the various risk issues associated with the date change.

         The process of assessment was completed in the fourth quarter of 1998 and included the inventorying of all hardware and software and the identification of all systems, vendors and other services which could be affected by the date change. Our year 2000 committee then determined which items were

"mission critical" and ranked them with our highest priority. All outside vendors and commercial loan customers were asked to provide written documentation of their compliance and complete a survey prepared by the bank. Additionally, testing of internal equipment and services, such as fax machines, computers and security equipment was completed.

         The core processing system of Nittany Bank was determined to be the most critical item that could affect us. A third party service bureau (the "service bureau") provides Nittany Bank with all of the material data processing that could be affected by this problem. The third party service bureau has provided Nittany Bank with information and testing opportunities that management deems to be adequate in supporting their claim of year 2000 readiness.
Additionally, the service bureau has provided us with a detailed contingency plan for Nittany Bank, in case problems arise after the first day of January 2000. The core application software vendor, whose products are used by the service bureau, has obtained ITAA*2000 certification, which indicates that the software has the core capabilities needed to handle the Year 2000 challenge.

         As a new operation opened during the awareness of the year 2000 issue, Nittany Bank was cognizant of the issues as new equipment and vendors were implemented. As such, the estimated costs associated with addressing the year 2000 issue were estimated not to exceed $10,000. To date, less than $5,000 has been expended.

         The validation phase included extensive testing of all hardware, software and systems provided by third party vendors. As of September 30, 1999, all "mission critical" core applications have been sufficiently upgraded and/or replaced.

         All commercial borrowers of Nittany Bank with aggregate balances exceeding $100,000 have completed a risk assessment questionnaire and management determined the risk associated with such borrowers to be low.

         A Contingency and Business Resumption Plan was adopted by the Board of Directors in August 1999. The most realistic risk posed to us is the possible liquidity risk associated with large year-end customer withdrawals. We have addressed the contingency plan for such risk and are prepared to meet expected cash demands that may occur. Various agreements and sources of liquidity are in place, if needed. However, year 2000 issues could affect our liquidity if customer withdrawals in anticipation of the year 2000 are greater than expected. Customer awareness continues to be a priority and we expect to provide additional communication to our customers leading up to the year 2000 date change.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with us, such as customers, vendors, payment system providers, utility companies, and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material impact on our financial statements.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

("Statement No. 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement No. 133 supersedes the disclosure requirements in Statements No. 80, 105 and 119. Statement of Financial Accounting Standards No. 137 deferred the effective date of this statement to fiscal years beginning after June 15, 2000. The adoption of Statement No. 133 is not expected to have a material impact on the financial position or results of operations of Nittany.

         In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("Statement No. 134"). This statement amends FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities," to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. Statement No. 134 was effective January 1, 1999. The adoption of this statement did not have a material impact on the financial position or results of operations of Nittany.

BUSINESS

         Nittany Financial Corp. We were incorporated under the laws of the Commonwealth of Pennsylvania on December 8, 1997, primarily to own all of the outstanding shares of capital stock of Nittany Bank. On September 14, 1998, the Office of Thrift Supervision, referred to as the "OTS", granted us the necessary approvals to acquire the capital stock of Nittany Bank and to become a savings and loan holding company of Nittany Bank. Nittany Bank opened for business on October 26, 1998, and currently has two branches in State College, Pennsylvania.

         We initially issued 29,998 shares of Common Stock at $10.00 per share in a private offering in order to pay our pre-opening costs and offering expenses of our initial public offering in August 1998. The initial public offering was primarily for the purpose of raising the funds necessary to capitalize Nittany Bank. We sold a total of 537,438 shares of common stock in the initial public offering and issued 10,000 shares to First Commonwealth Bank in connection with the branch acquisitions, as described below. Effective as of October 23, 1998, we purchased with all of the proceeds received in the initial public offering all of the capital stock of Nittany Bank.

         We are a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that Nittany Bank retains a specified amount of its assets in housing-related investments. We currently conduct no significant business or operations of our own other than owning all of the outstanding shares of capital stock of Nittany Bank and Nittany Asset Management, Inc. ("Asset Management Company").

         Asset Management Company. On May 24, 1999, Asset Management Company was formed and incorporated as a Pennsylvania corporation. Asset Management Company is a wholly-owned subsidiary of Nittany and was formed to engage in the offering of various types of investment services. Asset Management Company began operations in November 1999 to provide investment advisory services to high net worth or emerging affluent clients, with an emphasis on establishing fee based asset management accounts.

         While  significant   competition  for  investment  business  exists  in
Nittany's market area, Asset Management Company differentiates itself by focusing on fee-based management and placing the investment objectives of the client as the forefront of every client meeting. The clients will work with an investment professional of Asset Management Company to develop a written investment policy statement, including a target return, based upon their risk profile. During the process of opening an account, a schedule of quarterly meetings will be established to monitor the progress of the client's investment goal.

         Nittany Bank. On April 7, 1998, the organizers of Nittany filed an application with the OTS to organize us as a federal stock savings bank. On September 14, 1998, the OTS conditionally approved the application, and we obtained all necessary regulatory approvals to commence banking operations. Effective as of October 23, 1998, we sold our capital stock to Nittany and commenced banking operations on October 26, 1998. Our deposit accounts are insured by the Federal Deposit Insurance Corporation and we are a member of the Federal Home Loan Bank System.

         Effective as of October 23, 1998, we also acquired from First Commonwealth Bank two branch offices, certain assets and the assumption of certain deposit liabilities primarily related to First Commonwealth's branch offices, located at 116 East College Avenue and 1276 North Atherton Street, State College, Pennsylvania.

         We are a community-oriented financial institution. Our business is to attract retail deposits and to invest those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family mortgage loans and small business real estate loans. To a lesser extent, we invest in home equity loans, construction loans, commercial business loans and consumer loans. Our deposit base is comprised of traditional deposit products including checking accounts, statement savings accounts, money market accounts, certificates of deposit and individual retirement accounts.

Market Strategy

         Our objective is to create a customer-driven financial institution focused on providing value to customers by delivering products and services matched to the customers' needs. We believe that customers are drawn to a locally owned and managed institution that demonstrates an active interest in its customers and their business and personal financial needs.

         The banking industry in our market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by increasing fees for bank services, the dissolution of local boards of directors, management and personnel changes and, in the perception of management, a decline in the level of customer service. With recent changes in regulations and the banking industry, this type of consolidation is expected to continue.

Operating Strategy

         We believe that the following attributes make us attractive to the local business people and residents:

o Direct and easy access to our President, officers and directors, by members of the community, whether during or after business hours.

o Local conditions and needs are taken into account by us when deciding loan applications and making other business decisions affecting members of the community.

o A personalized relationship banking approach that is supported by decision making that is local and responsive to customer needs.

o Offering competitive interest rates and fees on passbook and checking accounts

o    Prompt review and processing of loan applications.

o    Depositors' funds are invested back into the community.

o    Our positive involvement in the community affairs of State College.

o Technology based services that enhance the convenience for our customers to conduct business.

o Availability of a wide array of financial services coordinated by a team of personal bankers dedicated to meeting customer needs.

Competition

         Our market area of Centre County (which includes the borough of State College and the surrounding townships of State College, Ferguson, Halfmoon, Harris and Patton) is highly competitive market for financial services and we face intense competition both in making loans and in attracting deposits. We face direct competition from a significant number of financial institutions operating in our market area, many with a state-wide or regional presence and in some cases a national presence. Many of these financial institutions have been in business for many years, have established customer bases, are significantly larger and have greater financial resources than we will have and are able to offer certain services that we are not able to offer. In particular, Centre County, is served almost entirely by large, regional financial institutions, almost all of which are headquartered out of the area. These financial institutions include Mellon Bank, NA (Pittsburgh, PA), Sovereign Bank (formerly Core States, Reading, PA), Northwest Savings Bank (Warren, PA), PNC Bank (Pittsburgh, PA), First Commonwealth Bank (Indiana, PA), Omega Bank (State College, PA), Keystone Financial Bank (Harrisburg, PA) and Reliance Bank (Altoona, PA). The area also includes Corning Employees Credit Union, Penn State Federal Credit Union, SPE Federal Credit Union and State College Federal Credit Union. Nittany Bank is the only FDIC-insured financial institution headquartered and operated only in State College.

         All of these institutions have been in existence for a longer period of time than us, are better established and have financial resources substantially greater than us. We will be competing for deposits with these larger established institutions as well as with investment bankers, money market mutual funds and other non-traditional financial intermediaries. We have to attract our loan customer base from existing financial institutions and from growth in the community. In addition, we face competition for deposits and loans from non-bank institutions such as brokerage firms, credit unions, insurance companies, money market mutual funds and private lenders.

Lending Activities


         Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of our loan portfolio by type of loan and in percentage of the respective portfolio.

                                                 At                               At
                                         September 30, 1999                December 31, 1998
                                        -----------------------         -------------------------
                                         Amount       Percent           Amount           Percent
                                         ------       -------           ------           -------
                                                         (Dollars in Thousands)
Type of Loans:
Real Estate Loans:
  One- to four-family...............    $12,827        53.66%           $1,653            36.47%
  Home equity.......................      2,276         9.52               998            22.02
  Construction......................      1,137         4.76                --               --
  Commercial........................      5,333        22.31               858            18.93
Consumer............................      1,699         7.10               860            18.98
Commercial..........................        633         2.65               163             3.60
                                         ------       ------             -----           ------
     Total..........................     23,905       100.00%            4,532           100.00%
                                                      ======                              ======
Less:
Deferred loan (costs) fees, net.....         (2)                             9
Allowance for possible loan losses..        158                             99
                                         ------                          -----
     Total loans, net...............    $23,749                         $4,424
                                         ======                          =====

Loan Maturity Tables

         The following table sets forth the contractual maturity of our loan portfolio at September 30, 1999. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totaled approximately $4.7 million for the nine months ended September 30, 1999.

                                                   Due after
                                    Due within     1 through     Due after
                                      1 year        5 years       5 years          Total
                                      ------        -------       -------          -----
                                                       (In Thousands)

  One- to four-family real estate   $   169        $   158        $12,500        $12,827
  Construction real estate ......     1,137           --             --            1,137
  Home equity real estate .......       351            478          1,447          2,276
  Commercial real estate ........      --               24          5,309          5,333
  Commercial ....................       294            317             22            633
  Consumer ......................       609            861            229          1,699
                                    -------        -------        -------        -------
Total amount due ................   $ 2,560        $ 1,838        $19,507        $23,905
                                    =======        =======        =======        =======

         The following table sets forth the dollar amount of all loans at September 30, 1999 due after September 30, 2000, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                     Floating or
                                                Fixed Rates       Adjustable Rates          Total
                                                -----------       ----------------          -----
                                                                   (In Thousands)

One- to four-family real estate.............      $12,658              $ --                $12,658
Home equity real estate.....................        1,444               481                  1,925
Commercial real estate......................        5,333                --                  5,333
Commercial..................................          277                62                    339
Consumer....................................          816               274                  1,090
                                                   ------               ---                 ------
Total.......................................      $20,528              $817                $21,345
                                                   ======               ===                 ======

         One- to Four-Family Lending. Our one- to four-family residential mortgage loans are secured by property located in our market area. We generally originate one- to four-family residential mortgage loans in amounts up to 90% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. We also generally originate and retain fixed rate and adjustable rate loans for retention in our portfolio. A mortgage loan originated by us, for owner occupied property, whether fixed rate or adjustable rate, can have a term of up to 30 years. Non-owner occupied property, whether fixed rate or adjustable rate, can have a term of up to 25 years. Most mortgage products are held in portfolio and are serviced by us. We offer adjustable rate loans with fixed rate periods of up to 7 years, with principal and interest calculated using a maximum 30 year (owner occupied) or 25 year (non-owner occupied) amortization period. We offer these loans with a fixed rate for the first seven years (three years for non-owner occupied) with repricing following every year after that initial fixed period. Adjustable rate loans limit the periodic interest rate adjustment and the minimum and maximum rates that may be charged over the term of the loan based on the type of loan.

         All of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property   appraisals  on  real  estate   securing  our   single-family
residential loans are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. At our discretion, we obtain either title insurance policies or attorney's certificates of title, on all first mortgage real estate loans originated. In some instances, we charge a fee equal to a percentage of the loan amount commonly referred to as points.

         Construction Loans. We originate loans to finance the construction of one- to four-family dwellings. Generally, we only make interim construction loans to individuals if we also make the permanent mortgage loan on the property. Interim construction loans to builders generally have terms of up to one year and interest rates which are slightly higher than normal residential mortgage loans. These loans generally are adjustable rate loans.

         Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. Additionally, if the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

         Commercial Real Estate Loans. Our commercial real estate loans are loans secured by commercial real estate (e.g., shopping centers, medical buildings, retail offices) in our market area. Permanent loans on commercial properties are generally originated in amounts up to 80% of the appraised value of the property. Our permanent commercial real estate loans are secured by improved property such as office buildings, retail stores, warehouse, church buildings and other non-residential buildings, most of which are located in our primary market area. Commercial real estate loans are generally made at rates which adjust above the treasury interest rate or are balloon loans with fixed interest rates which generally mature in three to five years with principal amortization for a period of up to 25 years.

         Loans secured by commercial real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern, in commercial and multi-family real estate lending, is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.

         Commercial Business Loans. Our commercial business loans are underwritten on the basis of the borrower's ability to service such debt from income. Commercial business loans are generally made to small and mid-sized companies located within our primary lending area. In most cases, we require additional collateral of equipment, accounts receivable, inventory, chattel or other assets before making a commercial business loan.

         Consumer. Regulations permit federally chartered thrift institutions to make secured and unsecured consumer loans up to 35% of the institution's assets. We make various types of secured and unsecured consumer loans including home equity lines of credit and automobile loans (new and used). Consumer loans generally have terms of three years to ten years, some of which are at fixed rates and some of which have rates that adjust periodically.

         Consumer loans are advantageous to us because of their interest rate sensitivity, but they also involve more credit risk than residential mortgage loans because of the higher potential of defaults and the difficulties involved in disposing of the collateral.

         Loan Approval Authority and Underwriting. We establish various lending limits for our officer and also maintain a loan committee. The loan committee is comprised of the Chairman of the Board, the

President, the Executive Loan Officer and two non-employee members of the Board of Directors. The President has authority to approve applications for mortgage loans up to $300,000, secured loans up to $200,000 and unsecured loans up to $125,000. The executive lending officer has authority to approve loans up to $250,000, depending upon the loan collateral. Additionally, the President, together with the executive loan officer have authority to approve applications for real estate loans up to $400,000, secured loans up to $300,000 and unsecured loans up to $150,000. Personal banking officers generally have authority to approve loan applications between $5,000 and $75,000, depending upon the loan collateral and type of loan. The loan committee considers all applications in excess of the above lending limits and the entire board of directors ratifies all such loans.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.

         An attorney's certificate of title is required on all real estate mortgage loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on primarily all approved real estate loans. Generally, we honor commitments for up to 45 days of the date of issuance. At September 30, 1999, commitments to cover outstanding loan commitments totaled $2,878,000.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If such payment is not received by month end, an additional notice of nonpayment is sent to the borrower. After 60 days, if payment is still delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated.

         Loans are reviewed and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 1999, we had no nonperforming loans or problem assets.

         A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. We have determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are collectively evaluated. Additionally, we have determined that an insignificant delay (less than 90 days), will not cause a loan to be classified as impaired and a loan is not impaired during a period of delay in payment, if we expect to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by us. We estimate credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is derived from the sale or operation of such collateral. Impaired loans, or portions of such loans, are charged off when we determine that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income. At September 30, 1999, we had no impaired loans.

         Classified Assets. OTS regulations provide for a classification system for problem assets of savings banks which covers all problem assets. Under this classification system, problem assets of savings banks are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

         When a savings bank classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings bank's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital. At September 30, 1999, we had no classified assets.

         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) known and inherent risks in our portfolio, (ii) adverse situations that may affect the borrower's ability to repay, (iii) the estimated value of any underlying collateral, and (iv) current economic conditions.

         We monitor our allowance for loan losses and makes additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination of the amount of the allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance. Any increase in the loan loss allowance required by the OTS would have a negative impact on our earnings.

         The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                  At                        At
                           September 30, 1999        December 31, 1998
                        -------------------------  -----------------------
                                     Percent of              Percent of
                                      Loans in                Loans in
                                        Each                    Each
                                     Category to             Category to
                            Amount   Total Loans    Amount   Total Loans
                            ------   -----------    ------   -----------
                                       (Dollars in Thousands)
Type of Loans:
Real Estate Loans:
     One- to four-family ..   $ 49       47.93%      $ 30       36.47%
     Construction .........      8        4.76         --          --
     Commercial real estate     55       28.04         36       18.93
     Home equity ..........     11        9.52         10       22.02
Commercial ................      6        2.65          5        3.60
Consumer ..................     29        7.10         18       18.98
                              ----      ------       ----      ------
           Total ..........   $158      100.00%      $ 99      100.00%
                              ====      ======       ====      ======

The following table sets forth information with respect to our allowance for loan losses:

                                                        At                 At
                                               September 30, 1999  December 31, 1998
                                               ------------------- -----------------
                                                       (Dollars in Thousands)

Total loans outstanding .........................   $ 23,905             $  4,532
                                                    ========             ========
Average loans outstanding .......................   $ 14,068             $  1,676
                                                    ========             ========

Allowance balance at beginning of period ........   $     99             $     --
Provision:
Real estate loans ...............................         47                   76
Commercial ......................................          1                    5
Consumer ........................................         12                   19
Charge-offs:
Real estate loans ...............................         --                   --
Commercial ......................................         --                   --
Consumer ........................................         (1)                  (1)
Recoveries:
Real estate loans ...............................         --                   --
Commercial ......................................         --                   --
Consumer ........................................         --                   --
                                                    --------             --------
Allowance balances at end of period .............   $    158             $     99
                                                    ========             ========
Allowance for loan losses as a percent of total
loans outstanding ...............................        .66%                2.18%
                                                    ========             ========
Net loans charged off as percent of average loans
outstanding .....................................        .01%                 .06%
                                                    ========             ========

Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity.

         Current regulatory and accounting guidelines regarding investment securities require Nittany to categorize securities as "held to maturity,"
"available for sale" or "trading." As of September 30, 1999, we had securities classified as "held to maturity" and "available for sale" in the amount of $1,711,000 and

$16,144,000,  respectively  and  had  no  securities  classified  as  "trading."
Securities classified as "available for sale" are reported for financial reporting purposes at the fair market value with net changes in the market value from period to period included as a separate component of stockholders' equity, net of income taxes. At September 30, 1999, our securities available for sale had an amortized cost of $16,610,000 and market value of $16,144,000 (unrealized loss of $466,000). Changes in the market value of securities available for sale do not affect Nittany's income. In addition, changes in the market value of securities available for sale do not affect Nittany Bank's regulatory capital requirements or its loan-to-one borrower limit.

         At September 30, 1999, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, and (vii) investment grade corporate bonds, commercial paper and mortgage derivative products. The board of directors may authorize additional investments.

         As a source of liquidity and to supplement our lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         Securities Portfolio. The following table sets forth the carrying value of our securities portfolio at the dates indicated.

                                                At                    At
                                        September 30, 1999     December 31, 1998
                                        ------------------     --------------
                                                   (In Thousands)
Securities available for sale:
  U.S. government agency securities         $ 5,594              $ 5,719
  Corporate securities ............           3,524                3,521
  Mortgage-backed securities ......           6,571                3,604
  FHLB stock ......................             455                  307
Securities held to maturity:
  Mortgage-backed securities ......           1,711                 --
                                            -------              -------
Total investment securities .......         $17,855              $13,151
                                            =======              =======

         The following table sets forth information regarding the scheduled maturities, carrying values, estimated market values, and weighted average yields for the Bank's investments securities portfolio at September 30, 1999 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                As of September 30, 1999
                                 -----------------------------------------------------------------------------------------------
                                      Within         More than      More than Five       More than
                                     One Year    One to Five Years  to Ten Years         Ten Years   Total Investment Securities
                                 ---------------- ---------------- ---------------- ---------------- ---------------------------
                                 Carrying Average Carrying Average Carrying Average Carrying Average Carrying  Average   Market
                                  Value    Yield   Value    Yield    Value  Yield   Value     Yield    Value    Yield    Value
                                  ------   ------  ------  ------    ------ ------  ------    ------  ------    ------   -----
                                                                   (Dollars in Thousands)

U.S. government agency
securities ...................   $    --      --% $1,555   5.64%   $4,039     6.12% $    --     --%   $ 5,594   5.99%   $ 5,594
Corporate securities .........        --      --     496   5.85        --       --    3,028   6.01      3,524   5.99      3,524
Mortgage-backed securities ...        --      --      --     --       814     5.80    7,468   6.12      8,282   5.85      8,223
FHLB stock ...................       455    6.75      --     --        --       --       --     --        455   6.75        455
                                 -------          ------           ------           -------           -------           -------
   Total investment securities   $   455    6.75% $2,051   5.69%   $4,853     6.07% $10,496   6.09%   $17,855   5.94%   $17,796
                                 =======    ====  ======   ====    ======     ====  =======   ====    =======   ====    =======

Sources of Funds

         Our major external source of funds for lending and other investment purposes are deposits. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and borrowings. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including checking and savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by its competitors, and our growth goals and applicable regulatory restrictions and requirements. At September 30, 1999, we had no brokered deposits.

         The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity.

                                                 At
                                         September 30, 1999
                                         ------------------
                                           (In Thousands)
Maturity Period
---------------

Within three months                              $  202
Three through six months                            991
Six through twelve months                           400
Over twelve months                                1,174
                                                  -----
                                                 $2,767
                                                 ======


         Borrowings. We may obtain advances from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At September 30, 1999, Nittany's maximum borrowing capacity with the FHLB of Pittsburgh was approximately $14.1 million.

The following table sets forth information concerning borrowings during the periods indicated.

                                                   For the Nine        For the
                                                   Months Ended       Year Ended
                                              September 30, 1999  December 31, 1998
                                              ------------------  -----------------
                                                     (Dollars in Thousands)
FHLB advances:
  Ending balance ..............................       $8,600          $5,000
  Average balance during the period ...........        6,835             832
  Maximum month-end balance during the period..        9,100           5,000
  Average interest rate during the period .....         4.69%           4.39%
  Weighted average rate at period end .........         5.39%           4.32%

Property

         We operate from our main office and one branch office. Both properties are leased. See "Business of Nittany Bank."

Legal Proceedings

         From time to time, Nittany or Nittany Bank may become involved in litigation as an incident to its business. Nittany is presently not included in any litigation.

Employees

         At September 30, 1999, we had 12 full-time and 4 part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Regulation

         Set forth below is a brief description of certain laws which related to the regulation of Nittany and Nittany Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of Nittany

         General. We are a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, we are required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and our non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of Nittany Bank and not for the benefit of stockholders of Nittany.

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "Act") which will, effective March 11, 2000, permit qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

         The Act also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or from affiliating with an nonfinancial entity. As a grandfathered unitary thrift holding company, Nittany will retain its authority to engage in nonfinancial activities.

         Qualified Thrift Lender Test. As a unitary savings and loan holding company, we generally are not subject to activity restrictions, provided Nittany Bank satisfies the Qualified Thrift Lender, referred to as the "QTL" test. If we acquire control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of Nittany and any of our subsidiaries (other than Nittany Bank or any other
SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a QTL and were acquired in a supervisory acquisition.

Regulation of Nittany Bank

         General. As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our Board of Directors on any deficiencies that are found in our operations. Our relationship with our depositors and borrowers are also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         Insurance of Deposit Accounts. Our deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         As a member of the SAIF, we pay an insurance premium to the FDIC. The FDIC also maintains another insurance fund, the Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. The deposit insurance assessment for most SAIF members is .064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately .013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations.

         Loans to One Borrower. The maximum amount of loans which we are able to make to any one borrower may not exceed the greater of $500,000 or 15% of the bank's unimpaired capital and surplus. As of September 30, 1999, Nittany Bank's lending limit to any one borrower was $603,000. Based upon net stock proceeds of $2,000,000 invested in Nittany Bank, the limit would increase to approximately $903,000. We may lend an additional 10% of its unimpaired capital and surplus if the loan is fully secured by readily marketable collateral. Nittany Bank commonly originates loans in excess of this limit by selling a participation interest in the loan to other financial institutions.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital) equal to at least 3% of total adjusted assets, and (3) a risk-based capital requirement equal to 8.0% of total risk-weighted assets. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. We significantly exceed all minimum regulatory capital requirements. Additionally, in accordance with the FDIC approval order for Federal Deposit Insurance, we must maintain a ratio of Tier 1 capital to average assets of at least 8% for a period of three years, from the opening of Nittany Bank on October 26, 1998. At September 30, 1999, we exceeded our minimum risk-based and leverage capital ratios requirements. Our total risk-based, tier I risk-based and tier I leverage ratios were 12.86%, 12.37%, and 8.70%, respectively.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings association that is a subsidiary of a savings and loan holding company, such as Nittany Bank must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings associations are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings association or any OTS regulations. Any other situation would require an application to the OTS.

         The OTS may disapprove an application or notice if the proposed capital distribution would: (i) make the savings association undercapitalized, significantly undercapitalized, or critically undercapitalized; (ii) raise safety or soundness concerns; or (iii) violate a statue, regulation, or agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice. Further, a federal savings association, like Nittany Bank, cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a QTL test. If we maintain an appropriate level of Qualified Thrift Investments (primarily residential mortgages and related investments, including certain mortgage-related securities) ("QTIs") and otherwise qualifies as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus goodwill and other intangible assets, property used by the institution in conducting its business and liquid assets in an amount not exceeding 20% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA and FHLMC as qualifying QTIs. An association must be in compliance with the QTL test on a monthly basis in nine out of every twelve months.

         Federal  Home  Loan  Bank  System.  We  are a  member  of the  FHLB  of
Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations or 5% of its outstanding borrowings to the FHLB of Pittsburgh, at the beginning of each year.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At September 30, 1999, we were in compliance with these Federal Reserve Board requirements through its accounts at the FHLB.

                                   MANAGEMENT

         The following sets forth information with respect to Nittany and Nittany Bank's directors and executive officers.

Board of Directors

         David K. Goodman, Jr., 46, is the President and Chief Executive Officer of D. C. Goodman & Sons, Inc., a Huntingdon based contracting firm. The firm specializes in construction for industry, institutions, and commercial customers in the fields of fire protection sprinkler systems, mechanical, and electrical contracting. Mr. Goodman is a member of the board of directors of Huntingdon County United Way, J. C. Blair Memorial Hospital, and Huntingdon County Business and Industry. He is also a member of the Trustee's Council of Juniata College. Mr. Goodman received his education at Juniata College and holds numerous professional memberships in fire protection and contracting organizations.

         William A. Jaffe, 61, the President and owner of The Jaffe Group, a Human Resource Consultancy, headquartered in State College, Pennsylvania, which he established in January 1996. Previously, he was Compensation and Human Resource Practice Leader for the Mid-Atlantic Region of Alexander & Alexander Consulting Group. Mr. Jaffe received his Bachelor of Arts degree in journalism from Penn State University and Masters of Science degree in Management from the University of Illinois. He is President of The Mount Nittany Conservancy and on the Executive Committee for the Nittany Lion Club, the Penn State College of Communications Alumni Society, and is chair of the Penn State Hillel Foundation. For two years, he served as the chair of the Chamber of Business & Industry of Center County's Human Resource Committee. He served as an adjunct associate professor at The George Washington University from 1991 to 1995. In 1996, Mr. Jaffe was named a Penn State Alumni Fellow.

         Samuel J. Malizia, 45, is the Chairman of the Board of the Company and the Bank. Mr. Malizia is the managing partner of the law firm of Malizia Spidi & Fisch, PC, a law firm headquartered in Washington, DC with a State College, Pennsylvania office. For over 19 years, Mr. Malizia has specialized in transactional, securities and regulatory matters for financial institutions and related entities. He received a Bachelor of Science Degree with Distinction in accounting from the Pennsylvania State University and a Juris Doctor Degree from the George Washington University. He served as Attorney Advisor to Special Trial Judge Francis Cantrel at the United States Tax Court and attended the Masters of Law in Taxation program at the Georgetown University where he was associate editor of the Tax Lawyer. He is a member of the Pennsylvania and District of Columbia bars, the U.S. Tax Court, U.S. Claims Court, U.S. Court of Appeals for the District of Columbia and a member of the Federal Bar Association and American Bar Association. He is an alumnus of several Penn State University's organizations, including Lions Paw, Skull and Bones Honor Society, Beta Alpha Psi and Omicron Delta Kappa. He serves on the Board of Directors of the Lions Paw Alumni Society and the Mount Nittany Conservancy.

         J. Garry McShea, 45, has been owner and founder of the J.G. McShea Construction Company, Boalsburg, Pennsylvania since 1978. McShea Construction specializes in custom home construction, remodeling projects, commercial/residential rental properties and land development. Prior to this, Mr. McShea was employed by Certain Teed Corporation, Valley Forge, Pennsylvania, as a Residential Building Material Specialist. Mr. McShea is a past President and 22 year member of the Builders

Association of Central Pennsylvania. He is a Director of the Tussey Mountain Ski Corporation and serves on the Harris Township Planning Commission. Mr. McShea received a Bachelor of Science Degree in Marketing from the Pennsylvania State University College of Business.

         Donald J. Musso, 40, is the founder of FinPro, Inc., a consulting and investment banking firm which specializes in providing advisory services nationally to the financial institutions industry. Mr. Musso has a Bachelor of Science in Finance from Villanova University and an MBA in Finance from Fairleigh Dickinson University. Mr. Musso's corporation has represented hundreds of financial institutions nationally in connection with business plans, appraisals, asset liability management, mergers and acquisitions, branch acquisitions and de novo financial institutions. Prior to establishing FinPro, he had direct industry experience, having managed the Corporate Planning and Mergers and Acquisitions departments for Meritor Financial Group, a $20 billion dollar institution in Philadelphia. Prior to that, he was responsible for the banking, thrift and real estate consulting practice in New Jersey for DeLoitte, Haskins and Sells. He is also an instructor of strategic planning for the Stonier Graduate School of Banking.

         David Z. Richards, Jr., 39, is President and CEO of Nittany and the bank. Mr. Richards was President and Chief Executive Officer of Mifflinburg Bank and Trust Company of Mifflinburg, Pennsylvania from 1991 until 1997. From 1978 until 1990, he served in various capacities, including Vice President and Financial Officer of The First National Bank of Danville, Pennsylvania. In 1997 he was appointed to the Executive Committee of the Pennsylvania Bankers Association, for which he has chaired and served on several committees. He formerly served as President of LUN Data Inc., a multi-owned data processing consortium. Mr. Richards is a graduate of Susquehanna University in Finance and The Stonier Graduate School of Banking.

         D. Michael Taylor, 57, is an architect, real estate developer and entrepreneur, who has resided in the State College area for 28 years. Mr. Taylor has a Bachelor of Architecture degree from Kansas State University. Upon graduation, he spent several years in commercial architecture for Phillips
Petroleum and other firms, specializing in retail construction for national companies. In addition to his architecture practice, Mr. Taylor is part owner of gwald/Taylor, a firm specializing in industrial process equipment sales to the paper and pulp industry.

Community Advisory Board of Directors

         Nittany Bank has created a Community Advisory Board of Directors to help evaluate the needs of the community and to solicit ideas and comments from the business community and general populous. The members of the Community Advisory Board are selected on a yearly basis and meet at least every calendar quarter. The Community Advisory Board serves at the pleasure of the Board of Directors of the Bank. Set forth below are the names of the members of the Community Advisory Board along with a brief description of their occupation.

         Craig Avedesian is the President and part-owner of Federal Carbide Co. located in Tyrone, Pennsylvania. Mr. Avedesian is a resident of State College, Pennsylvania.

         Dr. Richard Doerfler is in private practice as an orthodontist in State
College,   Pennsylvania.   Dr.   Doerfler  is  a  resident  of  State   College,
Pennsylvania.

         Kelly Grimes is the President and owner of the Wendy's franchise stores located in State College, Pennsylvania. Ms. Grimes is a resident of State College, Pennsylvania.

         Hugh Manion is a general manager of Bell Atlantic Inc. in State College, Pennsylvania. Mr. Manion is a resident of State College, Pennsylvania.

         James Meister is a Special Assistant to the Athletic Director of the Pennsylvania State University, State College, Pennsylvania. He is a retired vice president of ALCOA. Mr. Meister is a resident of State College, Pennsylvania.

         Lori Pacchioli is the Marketing Director of WPSX, Pennsylvania State College's public broadcasting radio station, State College, Pennsylvania. Ms. Pacchioli is a resident of State College, Pennsylvania.

         Ann Riley is a member of the Pennsylvania State Board of Trustees and is past president of the Pennsylvania State University Alumni Association, State College, Pennsylvania. Ms. Riley is also a member of the Renaissance Board of Directors and the Mt. Nittany Conservatory Board of Directors, State College, Pennsylvania. She is a resident of State College, Pennsylvania.

         Richard  Shore  is Vice  President  of  Corporate  Development  and Tax
Affairs  for   Tele-Media,   Corporation  of  Delaware,   Inc.,   Pleasant  Gap,
Pennsylvania. Mr. Shore is a resident of State College, Pennsylvania.

         Donn  Wagner  is  President  of   Alleghencies   Analysis,   Boalsburg,
Pennsylvania. Mr. Wagner is a resident of Boalsburg, Pennsylvania.

Executive Officers Who Are Not Directors

         Richard C. Barrickman, 48, was appointed Senior Vice President upon completion of the formation of Nittany Bank on October 23, 1998. Mr. Barrickman was employed by PNC Bank, N.A. ("PNC") and its predecessors through mergers. Prior to merger with PNC and its predecessors in 1982, Mr. Barrickman was the President of Mt. Nittany Savings and Loan Association. Mr. Barrickman is a native of State College, Pennsylvania.

         John E. Arrington, 35, was appointed Vice President of Retail Banking upon completion of the formation of Nittany Bank on October 23, 1998. He is also President of Nittany Asset Management, Inc. Previous to his appointment with Nittany Bank, Mr. Arrington was employed by PNC and its predecessors, serving in a variety of capacities, most recently as Vice President. Mr.
Arrington is past President of the Board of the Nittany Valley Symphony.

Director Compensation

         Directors and advisory directors have received no compensation for their services, since the incorporation of Nittany, and they will not receive any compensation in 1999.

Stock Option Plan

         A stock option plan was approved by stockholders on May 24, 1999 (the "effective date of grant"). Pursuant to the Plan, each director and executive officer was previously granted options on October 23, 1998 to purchase shares of Nittany common stock at an exercise price of $10.00 per share pursuant to a stock option plan which was subject to subsequent stockholder approval. Messrs. Malizia and Richards were each granted options to purchase 20,000 shares of common stock and Mr. Musso was granted options to purchase 10,000 shares of common stock. Messrs. Jaffe and Taylor were each granted options to purchase 5,000 shares of common stock and Messrs. Goodman and McShea were each granted options to purchase 4,000 shares of common stock. Of the options granted to each of the directors, except for Mr. Richards, 33 1/3% of the options were exercisable on the effective date of grant and the remaining options are exercisable at the rate of 33 1/3% per year from the effective date of grant. For Mr. Richards, 25% of the options were exercisable on the effective date of grant and the remaining options are exercisable at the rate of 25% per year from the effective date of grant. All directors and full-time employees were granted stock options under the option plan approved by stockholders on May 24, 1999.

Executive Officer Compensation

         Nittany has no full time employees, but relies on the employees of Nittany Bank for the limited services required by us. All compensation paid to officers and employees is paid by Nittany Bank.

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the chief executive officer. No other executive officer of either Nittany Bank or Nittany had a salary and bonus during the years ended December 31, 1998 that exceeded $100,000 for services rendered. Mr. Richards employment with Nittany Bank commenced on October 23, 1998. Prior to that date, he was compensated by us during the formation of Nittany Bank.

                                                             Annual Compensation
                                       -----------------------------------------------------------------------
                                                                                                     All
Name and                     Fiscal                                     Other Annual                Other
Principal Position            Year      Salary ($)     Bonus ($)      Compensation ($)        Compensation ($)
-------------------           ----      ----------     ---------      ----------------        ----------------
David Z. Richards
President and
Chief Executive Officer
                              1998          $ 76,666       --                 --                     --

         Employment Agreement. Nittany entered into an employment agreement with David Z. Richards, President and Chief Executive Officer in December 1997. Mr. Richards's base salary under the agreement is $100,000. Under the terms of the agreement, Mr. Richards salary was 72% of the $100,000 base salary prior to the time Nittany Bank opened for business. The agreement has a term of three years and may be terminated by Nittany for "just cause" as defined in the agreement. If we terminate Mr. Richards without just cause, Mr. Richards will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The agreement contains a provision stating that in the event of the termination of employment in connection with a change in control of Nittany, Mr. Richards will be paid a lump sum amount equal to 2.99 times his five year average annual taxable compensation. If such payments had been made under the agreement as of December 31, 1998, such payments would have equaled approximately $229,000. The agreement may be renewed annually by Nittany's Board of Directors upon a determination of satisfactory performance within the Board's sole discretion. The agreement was renewed for an additional year (i.e., until December 31, 2001) by the Board of Directors in January 1999. If Mr. Richards shall become disabled during the term of the agreement, he shall continue to receive payment of 80% of the base salary for a period of 3 months and 50% of such base salary for a period of 12 months, but not exceeding the remaining term of the agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for the bank's employees.

Security Ownership of Certain Beneficial Owners and Management

         The following table set forth, as of September 30, 1999, the amount and percentage of common stock owned by each person who is known to the Company to own more than five percent (5%) of the common stock, each director, each named executive officer and all directors and executive officers of Nittany as a group.

                                                                Before Offering                          After Offering
                                                  -------------------------------------   ---------------------------------------
                                                                          Percent of                               Percent of
                                                  Amount and Nature        Shares of       Amount and Nature       Shares of
                                                    of Beneficial        Common Stock        of Beneficial        Common Stock
Name of Beneficial Owner                            Ownership(1)        Outstanding(%)       Ownership(1)         Outstanding(%)
------------------------                            ------------        --------------       ------------         --------------
David K.  Goodman, Jr.                                  32,666              5.6                  52,666                  6.8
Samuel J. Malizia                                       55,503              9.4                  75,503                  9.5
Donald J.  Musso                                        31,736              5.4                  39,036                  5.0
All directors and executive officers of
Nittany as a group (9 persons)(2)                      188,204             30.1                 248,204                 30.0


-------------
(1) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Also, includes shares of common stock that the named persons have a right to purchase pursuant to exercisable stock options within 60 days of September 30, 1999, as follows: David K. Goodman, Jr. - 2,666 shares, Samuel J. Malizia - 13,332 shares, and Donald J. Musso
     - 6,666 shares.
(2) Includes 48,498 shares of common stock that the nine individuals have a right to purchase pursuant to stock options that are exercisable within 60 days of September 30, 1999.

Certain Relationships and Related Transactions

         Nittany Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Nittany Bank's other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

         Nittany is authorized to issue 10,000,000 shares of the Common Stock, $0.10 par value, of which 577,436 shares were issued and outstanding as of September 30, 1999. Along with the common stock, the authorized capital of Nittany includes 5,000,000 shares of serial preferred stock, of which none were issued and outstanding as of September 30, 1999. The following is a summary of certain terms of the Common Stock and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of our Common Stock will possess exclusive voting rights, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of our directors.

         Dividend Rights. Each share of Nittany's common stock participates equally in dividends on common stock, which are payable when, as, and if declared by the Board of Directors out of funds legally available for that purpose. See page 11.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of us, the holders of the Common Stock will be entitled to receive all our assets available for distribution in cash or in kind, after payment or provision for payment of (i) all our debts and liabilities (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Anti-Takeover Provisions" for a discussion of the limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of our capital stock without first offering such shares to our existing stockholders. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by us of the full purchase price therefor will be fully paid and non-assessable.

Serial Preferred Stock

     Nittany is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors may create one or more classes or series of preferred stock and may determine the rights, preferences, privileges and restrictions of any class or series without any further approval or action by the shareholders.

          The effects of issuing preferred stock on the holders of common stock could include, among other things:

     o reducing the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

     o restricting dividends on common stock if dividends on the series of preferred stock are in arrears;

     o diluting the voting power of common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

     o diluting the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

     o restricting the rights of holders of common stock to share in Nittany's assets upon liquidation until satisfaction of any liquidation preference granted to the holder of the series of preferred stock.

Certain Anti-Takeover Provisions

         The following discussion is a general summary of our material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions, which may be deemed to have such an anti-takeover effect.

Articles of Incorporation and Bylaws of Nittany Financial Corp.

         Election of Directors. Certain provisions of our articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. Our articles of incorporation provides that the Board of Directors will be divided into four staggered classes, with directors in each class elected for four-year terms. Thus, it would take three annual elections to replace a majority of our board. Our articles of incorporation provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of our shares entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors.

         Absence of Cumulative Voting. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Procedures for Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of our outstanding shares for any merger, consolidation, liquidation, or dissolution or any action that would result in the sale or other disposition of at least 50% of our tangible assets, unless the transaction has been approved by two-thirds of the Board of Directors. Any amendment to this provision requires the affirmative vote of at least 80% of our outstanding shares.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         Our bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of our outstanding shares entitled to vote in the election of directors cast at a meeting called for that purpose.

         Acquisition of Control. Federal regulations prohibit a person, other than a company from acquiring 10% or more of the outstanding equity securities of a bank holding company without prior notice to and approval of the OTS. No corporation may acquire 25% or more of the outstanding shares of a bank holding company without obtaining the prior approval of the OTS.

                                  LEGAL MATTERS

         Our counsel Malizia Spidi & Fisch, PC, headquartered in Washington, D.C. with a State College, Pennsylvania office, will give an opinion that the shares of common stock covered by this prospectus are valid.

                                     EXPERTS

         We have included Nittany Financial Corp.'s audited statements at December 31, 1998 and 1997 in this prospectus upon reliance on the report by S.R. Snodgrass, A.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are not registered under the Securities Exchange Act of 1934, as amended, but we do file periodic reports and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information about us and the shares of common stock offered by this prospectus, please refer to the Registration Statement and its exhibits and to the documents incorporated by reference into the Registration Statement. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit on Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each statement is qualified by reference to such contract or document. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC's website at http://www.sec.gov.

                             NITTANY FINANCIAL CORP.


                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page

Report of Independent Auditors...........................................  F-1

Consolidated Balance Sheet...............................................  F-2

Consolidated Statement of Income ........................................  F-3

Consolidated Statement of Changes in Stockholders' Equity................  F-4

Consolidated Statement of Cash Flows.....................................  F-5

Notes to the Consolidated Financial Statements...........................  F-6

Consolidated Financial Statements for the Nine Months
   Ended September 30, 1999 (unaudited)..................................  F-21


         All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
Nittany Financial Corp.

We have audited the accompanying consolidated balance sheet of Nittany Financial Corp. and subsidiary, as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1998 and for the period from October 9, 1997, the date of inception, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nittany Financial Corp. and subsidiary as of December 31, 1998 and 1997, the results of their operations and their cash flows for the year ended December 31, 1998 and for the period from October 9, 1997, the date of inception, to December 31, 1997, in conformity with generally accepted accounting principles.



/s/S.R. Snodgrass, A.C.

Wexford, PA
April 12, 1999

                             NITTANY FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                                              December 31,
                                                                                       1998                1997
                                                                                 ------------------  -----------------
ASSETS
     Cash and due from banks                                                   $           307,443  $             660
     Interest-bearing deposits with other banks                                          5,621,800             28,789
     Investment securities available for sale                                           13,150,768                  -
     Loans receivable (net of allowance for loan losses
       of $98,988)                                                                       4,424,132                  -
     Premises and equipment                                                                126,160                  -
     Intangible assets                                                                     941,886                  -
     Accrued interest and other assets                                                     218,394             70,000
                                                                                 ------------------  -----------------

             TOTAL ASSETS                                                      $        24,790,583  $          99,449
                                                                                 ==================  =================

LIABILITIES
     Deposits:
         Noninterest-bearing demand                                            $           777,400  $               -
         Interest-bearing demand                                                         2,146,171                  -
         Money market                                                                    5,409,434                  -
         Savings                                                                         1,269,834                  -
         Time                                                                            4,389,545                  -
                                                                                 ------------------  -----------------
            Total deposits                                                              13,992,384                  -
     FHLB advance                                                                        5,000,000                  -
     Commitment to purchase investment security                                            500,000                  -
     Accrued interest payable and other liabilities                                        144,546            125,226
                                                                                 ------------------  -----------------

             TOTAL LIABILITIES                                                          19,636,930            125,226
                                                                                 ------------------  -----------------

STOCKHOLDERS' EQUITY
     Serial preferred stock, no par value; 5,000,000 shares
       authorized; none issued                                                                   -                  -
     Common stock, $.10 par value; 10,000,000 shares
       authorized; 577,436 issued and outstanding                                           57,744                  -
     Additional paid-in capital                                                          5,652,145                  -
     Retained deficit                                                                     (525,650)           (25,777)
     Net unrealized loss on securities                                                     (30,586)                 -
                                                                                 ------------------  -----------------

             TOTAL STOCKHOLDERS' EQUITY                                                  5,153,653            (25,777)
                                                                                 ------------------  -----------------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $        24,790,583  $          99,449
                                                                                 ==================  =================

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                                       Period From
                                                                                                    October 9, 1997,
                                                                                                      the Date of
                                                                                  Year Ended         Inception, to
                                                                                 December 31,         December 31,
                                                                                     1998                 1997
                                                                               ------------------  -------------------
INTEREST AND DIVIDEND INCOME
     Loans, including fees                                                     $          25,301   $                -
     Interest-bearing deposits with other banks                                          100,474                  295
     Investment securities                                                                61,029                    -
                                                                               ------------------  -------------------
             Total interest and dividend income                                          186,804                  295
                                                                               ------------------  -------------------

INTEREST EXPENSE
     Deposits                                                                             88,535                    -
     FHLB advance                                                                          6,105                    -
                                                                               ------------------  -------------------
             Total interest expense                                                       94,640                    -
                                                                               ------------------  -------------------

NET INTEREST INCOME                                                                       92,164                  295

Provision for loan losses                                                                100,000                    -
                                                                               ------------------  -------------------

NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                                            (7,836)                 295
                                                                               ------------------  -------------------

NONINTEREST INCOME
     Service fees on deposit accounts                                                     13,120                    -
                                                                               ------------------  -------------------
             Total noninterest income                                                     13,120                    -
                                                                               ------------------  -------------------

NONINTEREST EXPENSE
     Compensation and employee benefits                                                  194,129               19,749
     Occupancy and equipment                                                              46,961                    -
     Data processing                                                                      17,178                    -
     Other                                                                               246,889                6,323
                                                                               ------------------  -------------------
             Total noninterest expense                                                   505,157               26,072
                                                                               ------------------  -------------------
Loss before income taxes                                                                (499,873)             (25,777)
Income taxes                                                                                   -                    -
                                                                               ------------------  -------------------

NET LOSS                                                                       $        (499,873)  $          (25,777)
                                                                               ==================  ===================

LOSS PER SHARE                                                                 $           (3.62)  $                -

WEIGHTED-AVERAGE SHARES OUTSTANDING                                                      138,049                    -





See accompanying notes to the consolidated financial statements.

                            NITTANY FINANCIAL CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                  Net
                                                                      Additional               Unrealized   Total
                                                            Common     Paid-in     Retained     Loss on  Stockholders' Comprehensive
                                                            Stock      Capital     Deficit     Securities   Equity         Loss
                                                           -------   -----------  ----------- ----------- ------------- ------------

Balance, October 9, 1997, date of inception              $      -   $         -   $        -   $       -  $          -

Net loss                                                                             (25,777)                  (25,777) $  (25,777)
                                                           -------   -----------  -----------  ---------  ------------  ==========

Balance, December 31, 1997                                      -             -      (25,777)          -       (25,777)

Net loss                                                                            (499,873)                 (499,873)   (499,873)
Other comprehensive loss:
    Unrealized loss on available for sale securities                                             (30,586)      (30,586)    (30,586)
                                                                                                                        ----------
Comprehensive loss                                                                                                      $ (530,459)
                                                                                                                        ==========
Sale of 29,998 shares of common stock to
  company organizers                                        3,000       296,980                                299,980
Sale of 537,438 shares of common stock, issued
  October 26, 1998, net of offering costs                  53,744     5,256,165                              5,309,909
Issuance of 10,000 shares of common stock in
  settlement of branch office acquisitions                  1,000        99,000                                100,000
                                                           -------   -----------  -----------  ---------  ------------

Balance, December 31, 1998                               $ 57,744   $ 5,652,145   $  (525,650) $ (30,586) $  5,153,653
                                                           =======   ===========  ===========  =========  ============






See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                       Period From
                                                                                                     October 9, 1997,
                                                                                                       the Date of
                                                                                    Year Ended        Inception, to
                                                                                   December 31,        December 31,
                                                                                       1998                1997
                                                                                 -----------------   -----------------
OPERATING ACTIVITIES
     Net loss                                                                  $         (499,873)  $         (25,777)
     Adjustments to reconcile net loss to
       net cash used for operating activities:
         Provision for loan losses                                                        100,000                   -
         Depreciation, amortization, and accretion, net                                    15,567                   -
         Increase in accrued interest receivable                                         (165,446)                  -
         Increase in accrued interest payable                                              94,345                   -
         Other, net                                                                       (57,973)              5,226
                                                                                 -----------------   -----------------
         Net cash used for operating activities                                          (513,380)            (20,551)
                                                                                 -----------------   -----------------

INVESTING ACTIVITIES
     Investment securities available for sale:
         Purchases                                                                    (12,740,623)                  -
         Repayments                                                                        55,616                   -
     Net increase in loans receivable                                                  (3,829,403)                  -
     Branch office acquisitions:
         Purchase of loans                                                               (694,729)                  -
         Purchase of premises and equipment                                               (28,862)                  -
         Net deposit proceeds                                                           9,326,707                   -
     Purchase of premises and equipment                                                  (101,304)                  -
                                                                                 -----------------   -----------------
         Net cash used for investing activities                                        (8,012,598)                  -
                                                                                 -----------------   -----------------

FINANCING ACTIVITIES
     Net increase in deposits                                                           3,815,883                   -
     Proceeds from FHLB advance                                                         5,000,000                   -
     Advances from organizers                                                                   -              50,000
     Net proceeds from sale of common stock                                             5,609,889                   -
                                                                                 -----------------   -----------------
         Net cash provided by financing activities                                     14,425,772              50,000
                                                                                 -----------------   -----------------

         Increase in cash and cash equivalents                                          5,899,794              29,449

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           29,449                   -
                                                                                 -----------------   -----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $        5,929,243   $           29,449
                                                                                 =================   =================

SUPPLEMENTAL CASH FLOW DISCLOSURE Cash paid during the year for:
         Interest on deposits and borrowings                                   $           61,827   $               -






See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

Nittany Financial Corp. (the "Company") began the formation process on October 9, 1997, and was incorporated under the laws of the State of Pennsylvania on December 8, 1997, for the purpose of becoming a unitary savings and loan holding company that would own all of the outstanding shares of common stock of Nittany Bank (the "Bank") a federal stock savings bank. The Company's business is conducted by its wholly-owned subsidiary, the Bank, which is located in State College, Pennsylvania. The Bank's principal sources of revenue emanate from interest earnings on its investment securities and loan portfolios. The Company and the Bank are subject to regulation and supervision by the Office of Thrift Supervision.

Prior to October 26, 1998, the date the Company commenced its banking operations, the Company's operations were limited to in-formation procedures; raising capital, recruiting officers and staff, obtaining a banking facility, and working towards obtainment of regulatory approval. Since the Company's planned principal operations had not yet commenced, no significant revenue was derived therefrom.

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company's financial statements is carried at the parent company's equity in the underlying net assets.

The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a method which approximates a level yield and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost.

Loans Receivable
----------------

Loans receivable are stated at their unpaid principal amounts, net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

The accrual of interest is generally discontinued when management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Management considers an insignificant delay, which is defined as less than 90 days by the Company, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All commercial and commercial real estate loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Premises and Equipment
----------------------

Premises, leasehold improvements, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Federal Income Taxes
--------------------

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with these temporary differences such as the tax operating loss carryforward, will be realized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that realization will not occur in the near term.

Comprehensive Income (Loss)
---------------------------

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Statement of Changes in Stockholders' Equity.

Loss Per Share
--------------

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on the loss per share. As such, loss per share computations are based upon the weighted number of shares outstanding for the period since the initial issuance of common stock began on February 18, 1998, to December 31, 1998.

Intangible Assets
-----------------

Intangible assets are comprised exclusively of goodwill resulting from the branch office acquisitions in 1998. Goodwill is amortized using the straight-line method over a 20-year period. Annual assessments of the carrying values and remaining amortization periods of the goodwill are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary.

Organizational and Start-up Activity Costs
------------------------------------------

Effective for fiscal years beginning after December 15, 1998, AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities" ("SOP")
requires entities to expense costs of such start-up and organizational activities as incurred. The Company has elected early adoption of this SOP and implemented it, effective January 1, 1998. Accordingly, only those costs of organization associated with the initial stock offering ("IPO"), which were net against the IPO proceeds, were not expensed.

Advances From Organizers
------------------------

In 1997, one of the organizers of the Company advanced $50,000 to the Company to cover organizational costs incurred during the months leading up to the Company formally organizing and authorizing the issuance of common stock to meet anticipated funding needs. During 1998, this organizer received common stock amounting to 5,000 shares, at $10.00 per share, in lieu of reimbursement for funds advanced. The funds advanced earned no interest.

Cash Flow Information
---------------------

Cash equivalents include amounts due from banks and interest-bearing deposits with banks that have original maturities of 90 days or less.

Recent Accounting Pronouncements
--------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

2.    INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities available for sale are summarized as follows:

                                                                            1998
                                         ---------------------------------------------------------------------------
                                                                 Gross               Gross            Estimated
                                            Amortized          Unrealized          Unrealized           Market
                                               Cost              Gains               Losses             Value
                                         -----------------  -----------------   -----------------  -----------------
U.S. Government agency
  securities                          $         5,716,790 $            4,048 $           (1,654) $        5,719,184
Corporate securities                            3,533,210              1,322            (13,295)          3,521,237
Mortgage-backed securities                      3,624,154                  -            (21,007)          3,603,147
                                         -----------------  -----------------   -----------------  -----------------
     Total debt securities                     12,874,154              5,370            (35,956)         12,843,568
Equity securities                                 307,200                  -                  -             307,200
                                         -----------------  -----------------   -----------------  -----------------

               Total                  $        13,181,354 $            5,370 $          (35,956) $       13,150,768
                                         =================  =================   =================  =================

The amortized cost and estimated market value of investments in debt securities available for sale by contractual maturity are shown below.

                                                                                                     Estimated
                                                                                   Amortized            Market
                                                                                      Cost              Value
                                                                                -----------------  -----------------

Due after one year through five years                                        $         2,506,934 $        2,508,650
Due after five years through ten years                                                 4,228,985          4,229,802
Due after ten years                                                                    6,138,235          6,105,116
                                                                                -----------------  -----------------

                 Total                                                       $        12,874,154 $       12,843,568
                                                                                =================  =================

Investment securities available for sale with a carrying value of $7,554,427 at December 31, 1998, were pledged to secure public deposits and other purposes as required by law.

3.    LOANS RECEIVABLE

Loans receivable consists of the following at December 31:

                                                                                      1998
                                                                                -----------------
Real estate loans:
     Residential                                                             $         1,653,004
     Home equity                                                                         997,740
     Commercial                                                                          858,000
Commercial                                                                               163,122
Consumer loans                                                                           860,406
                                                                                -----------------
                                                                                       4,532,272
Less:
     Deferred loan fees, net                                                               9,152
     Allowance for loan losses                                                            98,988
                                                                                -----------------

                    Total                                                    $         4,424,132
                                                                                =================

     Aggregate loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $239,470 at December 31, 1998. An analysis of these related party loans follows:

          1997            Additions           Repayments            1998
    -----------------  -----------------   -----------------  -----------------

 $                 -   $         239,470   $              -  $          239,470

The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. At year end 1998, a single commercial real estate loan for approximately $743,000 or 16.4 percent of the Company's total loan portfolio represented the only concentration exceeding ten percent. Although the Company has a diversified loan portfolio at December 31, 1998, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

4.    ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the year ended December 31, 1998, is as follows:

     Balance, January 1                                    $                 -
     Add provisions charged to operations                              100,000
     Less loans charged off                                              1,012
                                                              -----------------

     Balance, December 31                                  $            98,988
                                                              =================

5.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                    1998
                                                              -----------------

     Leasehold improvements                                $            34,863
     Furniture and equipment                                            95,303
                                                              -----------------
                                                                       130,166
     Less accumulated depreciation and amortization                      4,006
                                                              -----------------

                    Total                                  $           126,160
                                                              =================

Depreciation and amortization expense for the year ended December 31, 1998, was $4,006.

6.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31, of each year.

7.    DEPOSITS

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $773,786 at December 31, 1998. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 1998, are as follows:

     Within one year                                         $        3,286,958
     Beyond one year but within two years                               811,685
     Beyond two years but within three years                            226,676
     Beyond three years but within five years                            64,226
                                                               -----------------

          Total                                              $        4,389,545
                                                               =================

In the normal course of business, deposit relationships have been established with directors, executive officers, and their associates. Deposits of related parties amounted to $1,810,000 or 12.9 percent of the Company's total deposits as of December 31, 1998. Management believes liquidity is adequate to compensate for these deposit levels.

8.    FHLB ADVANCE

On December 22, 1998, the Bank entered into a five-year "Convertible Select" fixed commitment advance arrangement for $5,000,000 with the Federal Home Loan Bank of Pittsburgh at an interest rate of 4.32 percent. The rate may be reset at the FHLB's discretion on a quarterly basis, after June 22, 1999, based on the three-month LIBOR rate. At each rate change, the Bank may exercise a put option and satisfy the obligation without penalty.

The Bank has the capability to borrow additional funds through a multi-line credit arrangement with the FHLB. The FHLB credit arrangements typically are subject to annual renewal and are secured by a blanket security agreement on certain investment securities, qualifying residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 1998, the Bank's maximum borrowing capacity with the FHLB was $7.0 million.

9.    OTHER EXPENSES

The following is an analysis of other expenses:

                                                                                      1998               1997
                                                                                -----------------  -----------------

     Professional fees                                                       $           115,675 $                -
     Stationery, printing, supplies, and postage                                          59,413                  -
     Amortization of intangible assets                                                     7,908                  -
     Other                                                                                63,893              6,323
                                                                                -----------------  -----------------

               Total                                                         $           246,889 $            6,323
                                                                                =================  =================

Malizia, Spidi, Sloane & Fisch, P.C., attorneys at law, are and will continue providing legal and consulting services to the Company and the Bank. An individual that is an organizer, Board member, and shareholder of the Company is a principal of Malizia, Spidi, Sloane & Fisch, P.C. For the year ended December 31, 1998, the Company paid approximately $38,000 in legal fees to this firm.

10.      INCOME TAXES

The components of income taxes for the years ended December 31, are summarized as follows:

                                                                                      1998               1997
                                                                                -----------------  -----------------

     Current payable:
         Federal                                                             $                 - $                -
         State                                                                                 -                  -
                                                                                 -----------------  -----------------
                                                                                               -                  -

     Deferred taxes                                                                      229,071              8,764
     Adjustment to valuation allowance for deferred tax assets                          (229,071)            (8,764)
                                                                                -----------------  -----------------

                         Total                                               $                 - $                -
                                                                                =================  =================

The following temporary differences gave rise to the net deferred tax assets:

                                                                                      1998               1997
                                                                                -----------------  -----------------
Deferred tax assets:
     Net unrealized loss on securities                                          $         10,400   $              -
     Allowance for loan losses                                                            31,574                  -
     Organization costs                                                                   66,063              8,764
     Net operating loss carryforward                                                     140,800                  -
                                                                                -----------------  -----------------
                    Total gross deferred tax assets                                      248,837              8,764
                    Less valuation allowance                                             248,235              8,764
                                                                                -----------------  -----------------
                          Deferred tax assets after allowance                                602                  -
                                                                                -----------------  -----------------

Deferred tax liabilities:
     Premises and equipment                                                                  378                  -
     Loan origination costs                                                                  224                  -
                                                                                -----------------  -----------------
                    Total gross deferred tax liabilities                                     602                  -
                                                                                -----------------  -----------------

                          Net deferred tax assets                               $              -   $              -
                                                                                =================  =================

The Company represents an entity that has been in existence for less than two years and has accumulated a net operating loss since its inception. As such, management has established a valuation allowance for its deferred tax assets, primarily the accumulated future tax benefits attributed to the operating loss carryforward and loan loss provisions since it is more likely than not that realization of these deferred assets cannot be fully supported at December 31, 1998 and 1997.

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                                      1998                                     1997
                                      -------------------------------------     ------------------------------------
                                                               % of                                      % of
                                                              Pre-tax                                  Pre-tax
                                           Amount             Income                 Amount             Income
                                      -----------------  ------------------     -----------------  -----------------

Provision at statutory rate           $      (169,957)                34.0%     $         (8,764)              34.0%
State income tax benefit,
  net of federal tax                          (39,722)                 7.9                     -                  -
Adjustment of valuation
  allowance for deferred
  tax assets                                  229,071                (45.8)                8,764              (34.0)
Other, net                                    (19,392)                 3.9                     -                  -
                                       -----------------  ------------------     -----------------  -----------------

Actual tax expense
   and effective rate                 $             -                    -%     $              -                  -%
                                      =================  ==================     =================  =================

The Bank is subject to the Pennsylvania Mutual Thrift Institution's tax which is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments. At December 31, 1998, the Bank has available a net operating loss carryforward of $466,000 for state tax purposes. If unused, the carry-forward will expire 2001.

At  December  31,  1998,   the  Company  has  available  a  net  operating  loss
carryforward of $297,000 for federal income tax purposes. If unused, the carryforwards will expire 2018. The Company also has available a net operating loss carryforward of $66,000 for state income tax purposes which will expire 2008.

11.   COMMITMENTS

In the normal course of business, the Company makes various commitments which are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

The off-balance sheet commitments were comprised of the following:

                                                                   1998
                                                             -----------------
     Commitments to extend credit:
           Fixed rate                                     $           611,700
           Variable rate                                            2,326,000
                                                             -----------------

                    Total                                 $         2,937,700
                                                             =================

The range of interest rates on fixed rate loan  commitments  was 7.00 percent to
9.74 percent at December 31, 1998.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available personal lines of credit and loans approved but not yet funded. Fees from the issuance of the credit lines are generally recognized over the period of maturity.

The Company is committed under two noncancellable operating leases for both of the Bank's office facilities with remaining terms through 2007. At December 31, 1998, the minimum rental commitments under these leases are as follows:

                                             1999         $          127,962
                                             2000                    127,962
                                             2001                    127,962
                                             2002                    127,962
                                             2003                    127,962
                                          Thereafter                 372,571
                                                            -----------------

                                                  Total   $        1,012,381
                                                            =================

Occupancy and equipment expenses include rental expenditures of $34,701 for 1998.

12.   REGULATORY MATTERS

Dividend Restrictions
---------------------

The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by an OTS-chartered bank. OTS regulations require the Bank to give the OTS 30 days notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

Regulatory Capital Requirements
-------------------------------

The Company, on a consolidated basis, is subject to various regulatory capital requirements administered by the federal banking agencies. The Office of Thrift Supervision sets forth capital standards applicable to the Company. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Capital adequacy guidelines involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, Risk-weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I Capital (as defined in the regulations) to Risk-weighted Assets, and of Tangible and Core Capital (as defined in the regulations) to Adjusted Assets (as defined). Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the appropriate regulatory authorities categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Tangible, Core, and Risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reconciles the Company's capital under generally accepted accounting principles to OTS regulatory capital:
                                                                  1998
                                                            -----------------

     Total stockholder's equity                          $         5,153,653
     Unrealized loss on securities                                    30,586
     Intangible asset                                               (941,886)
                                                            -----------------

     Tier I, core, and tangible capital                            4,242,353
     Allowance for loan losses                                        98,988
                                                            -----------------

     Total risk-based capital                            $         4,341,341
                                                            =================

The consolidated capital position of the Company does not materially differ from the Bank's; therefore, the following table sets forth the Company's capital position and minimum requirements as of December 31, 1998:

                                                                                   Amount              Ratio
                                                                              ------------------  -----------------
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                                                      $         4,341,341                 32.3 %
For Capital Adequacy Purposes                                                         1,074,640                  8.0
To Be Well Capitalized                                                                1,343,300                 10.0


Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                                                      $         4,242,353                 31.6 %
For Capital Adequacy Purposes                                                           537,320                  4.0
To Be Well Capitalized                                                                  805,980                  6.0


Core Capital (to Adjusted Assets)
---------------------------------

Actual                                                                      $         4,242,353                 18.7 %
FDIC Denovo Capital Required                                                          1,812,517                  8.0
For Capital Adequacy Purposes                                                           679,694                  3.0
To Be Well Capitalized                                                                1,132,823                  5.0


Tangible Capital (to Adjusted Assets)
-------------------------------------

Actual                                                                      $         4,242,353                 18.7 %
For Capital Adequacy Purposes                                                           339,847                  1.5
To Be Well Capitalized                                                                 N/A                       N/A

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, 1998, are as follows:

                                                                                    Carrying             Fair
                                                                                     Value              Value
                                                                                -----------------  -----------------
Financial assets:
     Cash and due from banks and interest-bearing
        deposits with other banks                                            $         5,929,243 $        5,929,243
     Investment securities available for sale                                         13,150,768         13,150,768
     Loans receivable                                                                  4,424,132          4,496,056
     Accrued interest receivable                                                         165,446            165,446
                                                                                -----------------  -----------------

        Total                                                                $        23,669,589 $       23,741,513
                                                                                =================  =================

Financial liabilities:
     Deposits                                                                $        13,992,384 $       14,020,930
     FHLB advance                                                                      5,000,000          5,000,000
     Accrued interest payable                                                             94,345             94,345
                                                                                -----------------  -----------------

         Total                                                               $        19,086,729 $       19,115,275
                                                                                =================  =================


Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed estimates using discounted cash flows in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks,  Interest-bearing  Deposits  with Other Banks,  Accrued
--------------------------------------------------------------------------------
Interest Receivable, and Accrued Interest Payable
-------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities Available for Sale
----------------------------------------

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans Receivable, Deposits, and FHLB Advance
--------------------------------------------

The fair value of loans is estimated using discounted contractual cash flows generated using prepayment estimates. Discount rates are based upon current market rates generally being offered for new loan originations with similar credit and payment characteristics. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and the FHLB advance are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 11.

14.      FORMATION CAPITALIZATION AND INITIAL PUBLIC OFFERING

Initial capitalization of the Company occurred through the subscription and issuance of common stock in a private placement which was exclusively offered to the organizers of the Company during the first quarter of 1998. A total of 29,998 shares, at an offering price of $10.00 per share, were issued and remain outstanding.

The Company issued 537,438 shares of common stock at $10.00 per share in the IPO completed in October 1998. The Company purchased all of the common stock issued by the Bank using proceeds received from the IPO. Total initial Bank capitalization was $5,425,000.

15.      BRANCH PURCHASE AND ASSUMPTION AGREEMENT

On March 24, 1998, the Company, through its organizers, entered into a Branch Purchase and Deposit Assumption Agreement (the "Agreement"), with First Commonwealth Financial Corp. ("FCFC"), for the acquisition of certain assets and the assumption of certain deposit liabilities related to FCFC's branch offices located at 116 East College Avenue and 1276 North Atherton Street, State College, Pennsylvania. The effective closing date of the transactions occurred on October 23, 1998, in conjunction with the initiation of banking operations.

Pursuant to the Agreement, the Company, through its subsidiary, the Bank: (i) assumed approximately $10.2 million of deposit liabilities; (ii) purchased, at book value, loans from these offices that are secured by deposit accounts and unsecured loans created by overdraft line arrangements with the customer; (iii) purchased, at book value, furniture, fixtures, equipment, and leasehold improvements owned by Commonwealth and located at each branch office; (iv) purchased the safe deposit box business conducted at the branches; (v) assumed the lease contracts for each office; and (vi) purchased all cash funds on hand at each office.

In consideration for the assumption of the deposit liabilities, the Company paid FCFC a deposit premium of ten percent. The premium was paid using cash (nine percent) and common stock of the Company (one percent).

16.   STOCK OPTION PLAN

The Company's Board of Directors adopted a Stock Option Plan (the "Plan"), subject to stockholder approval of the Plan. Pursuant to the Plan, up to 86,615 shares of common stock are to be reserved under the Company's authorized but unissued shares for issuance upon exercise of granted stock options by officers, directors, key employees, and other persons from time to time. On October 23, 1998, the Board authorized the granting of 82,500 stock options to officers, directors, and certain employees. The per share exercise price of a stock option shall be $10 per share which represents the fair market value of the stock at the completion of the initial public offering on October 23, 1998. The purpose of the Plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, key employees, and other persons in promoting the success of the business of the Company and the Bank. Options awarded to employees and officers become first exercisable at a rate of 25 percent and for non-employee directors at a rate of 33 1/3 percent annually, commencing on the date of grant. The Plan, which shall become effective upon the date of approval by the stockholders of the Company, provides for option terms of ten years, after which time no awards may be made.

17.   PARENT COMPANY

Following are condensed financial statements for Nittany Financial Corp.:

                             CONDENSED BALANCE SHEET


                                                                                     1998                  1997
                                                                              --------------------  --------------------

ASSETS
     Cash                                                                   $               9,327   $            29,449
     Investment in subsidiary bank                                                      4,930,945                     -
     Other assets                                                                         361,666                70,000
                                                                              --------------------  --------------------

TOTAL ASSETS                                                                $           5,301,938   $            99,449
                                                                              ====================  ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                                      $             148,285   $           125,226
     Stockholders' equity                                                               5,153,653               (25,777)
                                                                              --------------------  --------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $           5,301,938   $            99,449
                                                                              ====================  ====================



                          CONDENSED STATEMENT OF INCOME

                                                                                                        Period From
                                                                                                     October 9, 1997,
                                                                                                        the Date of
                                                                                  Year Ended           Inception, to
                                                                                 December 31,          December 31,
                                                                                     1998                  1997
                                                                              --------------------  --------------------

INCOME                                                                      $              16,538   $               295

EXPENSES                                                                                  251,064                26,072
                                                                              --------------------  --------------------

Loss before equity in undistributed net loss of subsidiary                               (234,526)              (25,777)

Equity in undistributed net loss of subsidiary                                           (287,174)                    -
                                                                              --------------------  --------------------

NET LOSS                                                                    $            (521,700)  $           (25,777)
                                                                              ====================  ====================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                                        Period From
                                                                                                     October 9, 1997,
                                                                                                        the Date of
                                                                                  Year Ended           Inception, to
                                                                                 December 31,          December 31,
                                                                                     1998                  1997
                                                                              --------------------  --------------------
OPERATING ACTIVITIES
     Net loss                                                               $            (521,700)  $           (25,777)

     Adjustments to reconcile net loss to
       net cash used for operating activities:
            Equity in undistributed net loss of subsidiary                                463,468                     -
            Other, net                                                                   (146,779)                5,226
                                                                              --------------------  --------------------
                     Net cash used for operating activities                              (205,011)              (20,551)
                                                                              --------------------  --------------------

INVESTING ACTIVITIES
     Initial capitalization of subsidiary bank                                         (5,425,000)                    -
                                                                              --------------------  --------------------
                     Net cash used for investing activities                            (5,425,000)                    -
                                                                              --------------------  --------------------

FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                             5,609,889                     -
     Advances from organizers                                                                   -                50,000
                                                                              --------------------  --------------------
                     Net cash provided by financing activities                          5,609,889                50,000
                                                                              --------------------  --------------------

                  Decrease in cash                                                        (20,122)               29,449

CASH AT BEGINNING OF PERIOD                                                                29,449                     -
                                                                              --------------------  --------------------

CASH AT END OF PERIOD                                                       $               9,327   $            29,449
                                                                              ====================  ====================

                             NITTANY FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                                   September 30,
                                                                                        1999
                                                                                  -----------------

ASSETS
         Cash and due from banks                                                    $    339,986
         Interest-bearing deposits with other banks                                    3,279,267
         Investment securities available for sale                                     16,144,042
         Investment securities held to maturity (market value of $1,652,336)           1,710,672
         Loans receivable (net of allowance for loan losses of $157,764)              23,748,711
         Premises and equipment                                                          182,693
         Intangible assets                                                               900,504
         Accrued interest and other assets                                               296,606
                                                                                    ------------
                         TOTAL ASSETS                                               $ 46,602,481
                                                                                    ============

LIABILITIES
         Deposits:
              Noninterest-bearing demand                                            $  2,567,289
              Interest-bearing demand                                                  4,818,718
              Money market                                                            14,035,933
              Savings                                                                  1,451,485
              Time                                                                    10,387,375
                                                                                    ------------
                     Total deposits                                                   33,260,800
         FHLB advances                                                                 8,600,000
         Accrued interest payable and other liabilities                                  266,551
                                                                                    ------------
                         TOTAL LIABILITIES                                            42,127,351
                                                                                    ------------

STOCKHOLDERS' EQUITY
         Serial preferred stock, no par value; 5,000,000 shares
            authorized; none issued                                                           --
         Common stock, $.10 par value; 10,000,000 shares
            authorized; 577,436 issued and outstanding                                    57,744
         Additional paid-in capital                                                    5,652,145
         Retained deficit                                                               (768,729)
         Accumulated other comprehensive loss                                           (466,030)
                                                                                    ------------
                                  TOTAL STOCKHOLDERS' EQUITY                           4,475,130
                                                                                    ------------

                                     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $     46,602,481
                                                                                    ============

See accompanying notes to the consolidated financial statements

                             NITTANY FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)


                                                    Nine Months Ended
                                              ----------------------------------
                                               September 30,  September 30,
                                                    1999         1998
                                              -------------- ---------------
INTEREST AND DIVIDEND
  INCOME
          Loans, including fees               $   815,577    $        --
           Interest-bearing deposits with
             other banks                           81,010          1,996
          Investment securities                   728,894             --
                                              -----------    -----------
             Total interest and
                dividend income                 1,625,481          1,996
                                              -----------    -----------
INTEREST EXPENSE
            Deposits                              724,560             --
            FHLB advances                         240,548             --
                                              -----------    -----------
          Total interest expense                  965,108             --
                                              -----------    -----------
NET INTEREST INCOME                               660,373          1,996
Provision for loan losses                          60,000             --
                                              -----------    -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                      600,373          1,996
                                              -----------    -----------
NONINTEREST INCOME
           Service fees on deposit accounts        88,319             --
           Investment
     securities
             gains                                  1,342             --
           Other income                            25,606             --
                                              -----------    -----------
                   Total noninterest income       115,267             --
                                              -----------    -----------
NONINTEREST EXPENSE
       Compensation and employee
         benefits                                 394,428         79,730
       Occupancy and equipment                    144,625            439
       Data processing                             94,452             --
       Goodwill amortization                       37,427             --
       Professional fees                           77,664        104,175
       Printing and supplies                       43,828            118
       Other                                      166,295         51,066
                                              -----------    -----------
                  Total noninterest expense       958,719        235,528
                                              -----------    -----------

Loss before income taxes                         (243,079)      (233,532)
Income taxes                                           --             --
                                              -----------    -----------
NET LOSS                                      $  (243,079)   $  (233,532)
                                              ===========    ===========
LOSS PER SHARE:
     Basic                                    $     (0.42)   $    (10.99)(1)
     Diluted                                        (0.42)           N/A

WEIGHTED-AVERAGE SHARES
  OUTSTANDING:
     Basic                                        577,436         21,259
     Diluted                                      577,436            N/A


(1) Loss per share is calculated using the weighted average number of shares outstanding from February 18, 1998, the first date that stock was issued.


See accompanying notes to the consolidated financial statements


                                                                             NITTANY FINANCIAL CORP.
                                                            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                                   (Unaudited)

                                                                                     Accumulated
                                                       Additional                       Other         Total
                                       Common            Paid-in        Retained    Comprehensive   Stockholders'     Comprehensive
                                        Stock            Capital        Deficit         Loss          Equity              Loss
                                    --------------   -------------- --------------  --------------  --------------   ------------

Balance, December 31, 1998          $   57,744       $   5,652,145  $   (525,650)   $   (30,586)    $5,153,653

Net loss                                                               (243,079)                      (243,079)    $  (243,079)
Other comprehensive loss:
  Unrealized loss on available
  for sale securities                                                                 (435,444)       (435,444)       (435,444)
                                                                                                                     ============
Comprehensive loss                                                                                                 $  (678,523)
                                    --------------   -------------- --------------  --------------  --------------   ============

Balance, September 30, 1999         $  57,744        $  5,652,145   $  (768,729)    $ (466,030)     $4,475,130
                                    ==============   ============== ==============  ==============  ==============



Components of comprehensive loss:                                                       1999
Change in net unrealized loss on                                                        ----
  investment securities available
  for sale                                                                          $ (434,102)
Realized gains included in net
  loss                                                                                  (1,342)
                                                                                     ---------
                            Total                                                   $ (435,444)
                                                                                     =========


See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                                           Nine Months Ended
                                                                                  ------------------------------------
                                                                                   September 30,      September 30,
                                                                                        1999               1998
                                                                                  -----------------  -----------------
OPERATING ACTIVITIES
             Net loss                                                              $   (243,079)   $   (233,532)
             Adjustments to  reconcile  net loss to net cash used for  operating activities:
            Provision for loan losses                                                    60,000              --
            Depreciation, amortization, and accretion, net                              115,049              --
            Investment securities gains,  net                                            (1,342)             --
            Increase in accrued interest receivable                                    (102,554)             --
            Increase in accrued interest payable                                        132,237              --
            Other, net                                                                   14,110          63,936
                                                                                   ------------    ------------
            Net cash used for operating activities
                                                                                        (25,579)       (169,596)
                                                                                   ------------    ------------

INVESTING ACTIVITIES
             Purchase of one year certificate of deposit                                     --         (10,548)
             Investment securities available for sale:
               Purchases                                                             (6,851,792)             --
               Proceeds from sales                                                      428,554              --
               Principal repayments                                                   2,462,572              --
             Investment securities held to maturity:
               Purchases                                                             (1,945,065)             --
               Principal repayments                                                     234,768              --
             Net increase in loans receivable                                       (19,395,256)             --
             Purchase of premises and equipment                                         (86,608)         (2,649)
                                                                                   ------------    ------------
            Net cash used for investing activities                                  (25,152,827)        (13,197)
                                                                                   ------------    ------------

FINANCING ACTIVITIES
               Net increase in deposits                                              19,268,416              --
               Proceeds from long-term FHLB advances                                 3, 600,000              --
               Net proceeds from the sale of common stock                                    --         250,000
                                                                                   ------------    ------------
             Net cash provided by financing activities                               22,868,416         250,000
                                                                                   ------------    ------------

             Increase (decrease) in cash and cash equivalents                        (2,309,990)         67,207

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      5,929,243          29,449
                                                                                   ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $  3,619,253    $     96,656
                                                                                   ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURE Cash paid during the year for:
         Interest on deposits and borrowings                                       $    832,871    $         --



See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements of Nittany Financial Corp. (the "Company") includes its wholly-owned subsidiaries, Nittany Bank (the "Bank") and Nittany Asset Management, Inc. All significant intercompany items have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 1999 or any other interim period.

These statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31,1998, which are incorporated by reference in the Company's Annual Report on Form 10-KSB.

Note 2 - EARNINGS PER SHARE

The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities. At September 30, 1999 there was no dilutive effect on common shares of stock outstanding.

Note 3 - STOCK OPTION PLAN

On October 23, 1998, the Board of Directors adopted a stock option plan for the directors, officers, and employees which was approved by the stockholders on May 24, 1999. An aggregate of 86,615 shares of authorized but unissued common stock of the Company were reserved for future issuance under this plan. The stock options have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option shall be equal to the fair value of a share of common stock on the date the option is granted. Nonqualified and qualified stock options were granted for the purchase of 82,500 shares, exercisable at the market price of $10.00. Of this amount, 48,000 and 34,500 stock options were granted to nonemployee directors and officers and employees, respectively. Options awarded to officers and employees become first exercisable at a rate of 25 percent and for non-employee directors at a rate of 33 1/3 percent annually, commencing on the date of grant.

The following table presents share data related to the outstanding options:

                                                                  Weighted-
                                                                   average
                                             Stock Options         Exercise
                                                1999                Price
                                          -----------------     ---------------

     Outstanding, January 1, 1999                        -     $         -
     Granted                                        82,500           10.00
     Exercised                                           -               -
     Forfeited                                           -               -
                                          -----------------

     Outstanding, September 30, 1999                82,500     $     10.00
                                          =================

As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options granted under these plans consistent with Statement No. 123, pro forma net income and earnings per share would not have been materially different than that presented on the consolidated statements of income.

Note 4 - INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are summarized as follows:

                                                           At September 30, 1999
                                         --------------------------------------------------------
                                                            Gross        Gross         Estimated
                                            Amortized    Unrealized    Unrealized        Market
                                               Cost         Gains        Losses          Value
                                         ------------  -------------  ------------  -------------
Available for Sale:
U.S. Government agency
  securities                              $ 5,794,706   $         -   $  (200,911)     5,593,795

Corporate securities                        3,537,025         2,178       (14,725)     3,524,478
Mortgage-backed securities                  6,823,341             -      (252,572)     6,570,769
                                           ----------   -----------    -----------   -----------
     Total debt securities                 16,155,072         2,178      (468,208)    15,689,042
Equity securities                             455,000             -             -        455,000
                                           ----------   -----------    -----------   -----------
                                Total     $16,610,072   $     2,178    $ (468,208)   $16,144,042
                                          ===========   ===========    ===========   ===========


                                                           At September 30, 1999
                                         --------------------------------------------------------
                                                            Gross        Gross         Estimated
                                            Amortized    Unrealized    Unrealized        Market
                                               Cost         Gains        Losses          Value
                                         ------------  -------------  ------------  -------------
Held to Maturity:
Mortgage-backed securities                $1,710,672       $        -   $ (58,336)     $1,652,336
                                           ---------       ----------   ----------      ---------
                                Total     $1,710,672       $        -   $ (58,336)     $1,652,336
                                           =========       ==========   ==========      =========


Note 5 - LOANS

Loans receivable consists of the following:

                                                September 30,
                                                    1999
                                              -----------------
Real estate loans:
     Residential                            $      12,826,546
     Home equity                                    2,275,782
     Construction                                   1,136,733
     Commercial                                     5,333,254
Commercial                                            633,309
Consumer loans                                      1,698,449
                                              -----------------
                                                   23,904,073
Less:
     Deferred loan costs                               (2,402)
     Allowance for loan losses                        157,764
                                              -----------------
                    Total                   $      23,748,711
                                              =================

                                   APPENDIX A

                         STOCK SUBSCRIPTION APPLICATION

                             NITTANY FINANCIAL CORP.

                BY EXECUTING THIS STOCK SUBSCRIPTION APPLICATION,
               I ACKNOWLEDGE RECEIPT OF A COPY OF THE PROSPECTUS.

I hereby subscribe for and offer to purchase the number of shares of common stock, $.10 par value, of Nittany Financial Corp. ("Common Stock") shown below, upon the terms and conditions specified in the Prospectus at a purchase price of $11.00 per share. All subscriptions must be for a minimum of 200 shares, unless waived by Nittany. No fractional shares will be issued.

I acknowledge and agree that this Application constitutes an irrevocable offer and may not be withdrawn without the consent of Nittany Financial Corp. If Nittany accepts any subscription only in part, I understand that Nittany will return any portion of funds not required for the partial subscription, with no interest earned on this portion. If Nittany declines any subscription, I understand that Nittany will return my subscription funds at that time, with no interest earned on the funds.

If Nittany Financial Corp. cancels the offering in its entirety or rejects the Application, this offer to purchase and subscribe shall become void, and Nittany will return any payments received from in full with no interest earned on the amount returned. I understand that Nittany will mail my funds within 10 days upon termination of the offering or rejection of my Application.

Subscriptions may be made by completing and signing this stock subscription application and delivering to: Nittany Bank, Escrow Agent for Nittany Financial Corp., 116 East College Avenue (or, to P.O. Box 10283, if mailing this stock subscription application), State College, Pennsylvania, 5:00 p.m., Eastern Standard Time, within 60 days of the date of the offering, but in its discretion Nittany Financial Corp., may terminate or extend the offering period. The offering period will terminate no later than March 31, 2000. The Stock Subscription Application must be delivered together with the full amount of the purchase price for the shares subscribed, in United States dollars, by check, bank draft, or money order, made payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp."

Upon each closing, all funds received for subscriptions that are accepted by Nittany Financial Corp. shall become capital of Nittany Financial Corp. together with interest thereon. These shares of common stock being offered are not deposits and are not insured by the FDIC.

                             NITTANY FINANCIAL CORP.
                         STOCK SUBSCRIPTION APPLICATION

Name(s) of Subscribers: ________________ Date of Subscription __________________

Number of Shares ________ x $11 per share = Amount of Subscription $ ___________

Are you currently a shareholder of Nittany Financial Corp?   Yes  [_]   No  [_]
Are you currently a customer of Nittany Bank?                Yes  [_]   No  [_]

(Note: Shareholders and customers may receive preference in the event of an oversubscription.)

REGISTRATION INFORMATION:

IF SHARES ARE NOT TO BE PURCHASED WITH AN IRA, SEP, KEOGH OR UNDER THE UNIFORM GIFTS TO MINORS ACT, PLEASE CHECK AS APPROPRIATE AND WRITE OUT THE WAY IN WHICH SHARES ARE TO BE REGISTERED:

         [  ] INDIVIDUAL

         [  ] JT TEN -- as joint tenants with right of survivorship and not as _________ tenants in common

         [  ] TEN COM -- as tenants in common

         [  ] OTHER ____________________

Registration Name ______________________________________________________________

Social Security Number or Tax ID Number_________________________________________

Address of Subscriber___________________________________________________________

City ________________________________  State _____________  Zip Code ___________

Telephone Number: Day: ___________________ Evening: ____________________________

CHECK AS APPROPRIATE AND, IF CHECKED, COMPLETE AS INDICATED:

[  ] Uniform Gifts to Minors Act________________________________________________
                                                      (custodian)
Custodian for ____________ under Uniform Gifts to Minors Act, State of _________
                (minor)                                                 (state)

[  ] IRA, SEP or Keogh Account #________________________________________________

Note: If the Subscription Application is on behalf of an IRA, SEP or KEOGH, the registration name above must read exactly as does the name of the IRA, SEP or KEOGH account.

Brokerage Firm ______________________________________ Broker ___________________
Broker's Phone No. ________________ Custodian Firm _____________________________
Mailing Address of Broker or Custodian _________________________________________
________________________________________________________________________________

I HAVE READ AND RECEIVED A PROSPECTUS DATED DECEMBER ___, 1999 AND HEREBY AGREE TO THE TERMS OF THIS APPLICATION.

Signature of Subscriber_________________________________________________________

                             NITTANY FINANCIAL CORP.

                                     [LOGO]


                                 200,000 Shares
                                  Common Stock



                               ------------------
                                   PROSPECTUS
                               ------------------








                             Dated December 6, 1999


            THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT
                        FEDERALLY INSURED OR GUARANTEED.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits:

         The exhibits filed as part of this Registration Statement are as follows:

                   3(i)    Amended Articles of Incorporation of Nittany Financial Corp.*
                   3(ii)   Bylaws of Nittany Financial Corp.*
                   4       Specimen Stock Certificate of Nittany Financial Corp.*
                   5       Opinion of Malizia Spidi & Fisch, PC***
                  10       Employment Agreement with David Z. Richards*
                  10.1     1998 Stock Option Plan**
                  23.1     Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5)
                  23.2     Consent of S.R. Snodgrass, A.C.
                  27       Financial Data Schedule (electronic filing only)***
                  99       Form of Subscription Agreement (included as Appendix A to the Prospectus)
                  99.1     Marketing Materials

-----------------
* Incorporated by reference to the identically numbered exhibit to the registration statement on Form SB-2 (File No. 333-57277) declared effective by the Securities and Exchange Commission on July 31, 1998.
** Incorporated by reference to the identically number exhibit to the September 30, 1999 Form 10QSB filed on November 10, 1999.
***  Previously filed.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in State College, Pennsylvania, on December 6, 1999.

                        NITTANY FINANCIAL CORP.

                        By:      /s/David Z. Richards, Jr.
                                 -----------------------------------------------
                                 David Z. Richards, Jr.
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)

         We the undersigned directors and officers of Nittany Financial Corp. do hereby severally constitute and appoint David Z. Richards, Jr. our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said David Z. Richards, Jr. may deem necessary or advisable to enable Nittany Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Nittany Financial Corp. common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that David Z. Richards, Jr. shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of December 6, 1999.


/s/Samuel J. Malizia                                 /s/David Z. Richards, Jr.
-------------------------------------------          -----------------------------------------------
Samuel J. Malizia                                    David Z. Richards, Jr.
Chairman of the Board, Director                      President, Chief Executive Officer and Director
  and Assistant Secretary                            (Principal Executive, Financial and Accounting
                                                       Officer)

/s/Donald J. Musso                                   /s/William A. Jaffe
-------------------------------------------          -----------------------------------------------
Donald J. Musso                                      William A. Jaffe
Director                                             Director and Secretary

/s/D. Michael Taylor                                 /s/J. Gary McShea
-------------------------------------------          -----------------------------------------------
D. Michael Taylor                                    J. Gary McShea
Director                                             Director

/s/David K. Goodman, Jr.
-------------------------------------------
David K. Goodman, Jr.
Director